Exhibit 99.1
Report of Independent Registered Public Accounting Firm
The Board of Directors and Stockholders
Patriot Coal Corporation
          We have audited the accompanying consolidated balance sheets of Patriot Coal Corporation as of December 31, 2009 and 2008, and the related consolidated statements of operations, stockholders’ equity, and cash flows for each of the three years in the period ended December 31, 2009. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.
          We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.
          In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Patriot Coal Corporation at December 31, 2009 and 2008, and the consolidated results of its operations and its cash flows for each of the three years in the period ended December 31, 2009, in conformity with U.S. generally accepted accounting principles.
          As discussed in Note 3 to the consolidated financial statements, the Company retrospectively applied certain adjustments with the adoption of amended guidance related to convertible debt instruments that may settle in cash upon conversion, noncontrolling interests, and participating securities in the determination of earnings per share.
          We also have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), Patriot Coal Corporation’s internal control over financial reporting as of December 31, 2009, based on criteria established in Internal Control-Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission and our report dated February 24, 2010, expressed an unqualified opinion thereon.
/s/ Ernst & Young LLP
St. Louis, Missouri
February 24, 2010, except for Note 29 as to which the date is April 26, 2010

PATRIOT COAL CORPORATION
CONSOLIDATED STATEMENTS OF OPERATIONS

	Year Ended December 31,
	2009	2008	2007
	(Dollars in thousands, except share and per share data)

Revenues
Sales	$1,995,667	$1,630,873	$1,069,316
Other revenues	49,616	23,749	4,046

Total revenues	2,045,283	1,654,622	1,073,362
Costs and expenses
Operating costs and expenses	1,893,021	1,608,661	1,109,252
Depreciation, depletion and amortization	205,339	125,356	85,640
Reclamation and remediation obligation expense	35,116	19,260	20,144
Sales contract accretion	(298,572)	(279,402)	-
Restructuring and impairment charge	20,157	-	-
Selling and administrative expenses	48,732	38,607	45,137
Net gain on disposal or exchange of assets	(7,215)	(7,004)	(81,458)

Operating profit (loss)	148,705	149,144	(105,353)
Interest expense	38,108	23,648	8,337
Interest income	(16,646)	(17,232)	(11,543)

Net income (loss)	127,243	142,728	(102,147)
Net income attributable to noncontrolling interest	-	-	4,721

Net income (loss) attributable to Patriot	127,243	142,728	(106,868)
Effect of noncontrolling interest purchase arrangement	-	-	(15,667)

Net income (loss) attributable to common stockholders	$127,243	$142,728	$(122,535)

Weighted average shares outstanding:
Basic	84,660,998	64,080,998	53,511,478
Effect of dilutive securities	763,504	544,913	34,638

Diluted	85,424,502	64,625,911	53,546,116

Basic earnings per share:
Net income (loss) attributable to Patriot	$1.50	$2.23	$(2.00)
Effect of noncontrolling interest purchase arrangement	-	-	(0.29)

Net income (loss) attributable to common stockholders	$1.50	$2.23	$(2.29)

Diluted earnings per share:
Net income (loss) attributable to Patriot	$1.49	$2.21	$(2.00)
Effect of noncontrolling interest purchase arrangement	-	-	(0.29)

Net income (loss) attributable to common stockholders	$1.49	$2.21	$(2.29)

PATRIOT COAL CORPORATION
CONSOLIDATED BALANCE SHEETS

	December 31,
	2009	2008
	(Dollars in thousands, except share data)
ASSETS
Current assets
Cash and cash equivalents	$27,098	$2,872
Accounts receivable and other, net of allowance for doubtful accounts of $141 and $540 at December 31, 2009 and 2008, respectively	188,897	163,556
Inventories	81,188	80,953
Below market purchase contracts acquired	694	8,543
Prepaid expenses and other current assets	13,672	12,529

Total current assets	311,549	268,453
Property, plant, equipment and mine development
Land and coal interests	2,864,225	2,652,224
Buildings and improvements	396,449	390,119
Machinery and equipment	631,615	658,699
Less accumulated depreciation, depletion and amortization	(731,035)	(540,366)

Property, plant, equipment and mine development, net	3,161,254	3,160,676
Notes receivable	109,137	131,066
Investments and other assets	36,223	62,125

Total assets	$3,618,163	$3,622,320

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities
Current portion of debt	$8,042	$28,170
Trade accounts payable and accrued expenses	406,351	413,790
Below market sales contracts acquired	150,441	324,407

Total current liabilities	564,834	766,367
Long-term debt, less current maturities	197,951	176,123
Asset retirement obligations	244,518	224,180
Workers’ compensation obligations	193,719	188,180
Accrued postretirement benefit costs	1,169,981	1,003,254
Obligation to industry fund	42,197	42,571
Below market sales contracts acquired, noncurrent	156,120	316,707
Other noncurrent liabilities	113,349	64,757

Total liabilities	2,682,669	2,782,139
Stockholders’ equity
Common stock ($0.01 par value; 100,000,000 shares authorized; 90,319,939 and 77,383,199 shares issued and outstanding at December 31, 2009 and 2008, respectively)	903	774
Preferred stock ($0.01 par value; 10,000,000 shares authorized; no shares outstanding at December 31, 2009 and December 31, 2008)	-	-
Series A Junior Participating Preferred Stock ($0.01 par value; 1,000,000 shares authorized; no shares issued and outstanding at December 31, 2009 and 2008)	-	-
Additional paid-in capital	947,159	842,323
Retained earnings	236,608	109,365
Accumulated other comprehensive loss	(249,176)	(112,281)

Total stockholders’ equity	935,494	840,181

Total liabilities and stockholders’ equity	$3,618,163	$3,622,320

PATRIOT COAL CORPORATION
CONSOLIDATED STATEMENTS OF CASH FLOWS

	Year Ended December 31,
	2009	2008	2007
	(Dollars in thousands)

Cash Flows From Operating Activities
Net income (loss)	$127,243	$142,728	$(102,147)
Adjustments to reconcile net income to net cash provided by (used in) operating activities:
Depreciation, depletion and amortization	205,339	125,356	85,640
Sales contract accretion	(298,572)	(279,402)	-
Impairment charge	12,949	-	-
Net gain on disposal or exchange of assets	(7,215)	(7,004)	(81,458)
Stock-based compensation expense	13,852	8,778	1,299
Changes in current assets and liabilities:
Accounts receivable	(3,565)	60,699	(19,058)
Inventories	(6,530)	3,693	3,655
Other current assets	903	(1,498)	790
Accounts payable and accrued expenses	(38,867)	(5,697)	10,828
Interest on notes receivable	(14,030)	(13,113)	(10,013)
Reclamation and remediation obligations	14,988	12,719	4,473
Workers’ compensation obligations	4,470	(5,953)	6,654
Accrued postretirement benefit costs	26,248	15,577	22,264
Obligation to industry fund	(3,019)	(3,412)	7,286
Other, net	5,417	9,955	(9,912)

Net cash provided by (used in) operating activities	39,611	63,426	(79,699)

Cash Flows From Investing Activities
Additions to property, plant, equipment and mine development	(78,263)	(121,388)	(55,594)
Additions to advance mining royalties	(16,997)	(11,981)	(3,964)
Investment in joint ventures	-	(16,365)	-
Cash acquired in business combination	-	21,015	-
Acquisitions	-	(9,566)	(47,733)
Proceeds from notes receivable	11,000	-	-
Proceeds from disposal or exchange of assets	5,513	2,077	29,426
Net change in receivables from former affiliates	-	-	132,586
Other	1,154	(2,457)	-

Net cash provided by (used in) investing activities	(77,593)	(138,665)	54,721

Cash Flows From Financing Activities
Proceeds from equity offering, net of costs	89,077	-	-
Short-term debt borrowings (payments)	(23,000)	23,000	-
Long-term debt payments	(5,905)	(2,684)	(8,358)
Convertible notes proceeds	-	200,000	-
Termination of Magnum debt facility	-	(136,816)	-
Contribution from former Parent	-	-	43,647
Deferred financing costs	-	(10,906)	(4,726)
Common stock issuance fees	-	(1,468)	-
Proceeds from employee stock purchases	2,036	1,002	-

Net cash provided by financing activities	62,208	72,128	30,563

Net increase (decrease) in cash and cash equivalents	24,226	(3,111)	5,585
Cash and cash equivalents at beginning of period	2,872	5,983	398

Cash and cash equivalents at end of period	$27,098	$2,872	$5,983

PATRIOT COAL CORPORATION
CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS’ EQUITY

				Accumulated
		Additional	Retained	Other	Former
	Common	Paid-in	Earnings	Comprehensive	Parent’s	Noncontrolling
	Stock	Capital	(Deficit)	Loss	Equity	Interest	Total
	(Dollars in thousands)
December 31, 2006	$-	$-	$-	$(322,121)	$(367,706)	$16,153	$(673,674)
Net loss	-	-	(33,363)	-	(73,505)	4,721	(102,147)
Increase in investment in KE Ventures, LLC from 74% to 100%	-	-	-	-	-	(19,825)	(19,825)
Dividends paid to noncontrolling interest in KE Ventures, LLC	-	-	-	-	-	(1,049)	(1,049)
Postretirement plans and workers’ compensation obligations (net of taxes of $0):
Changes in accumulated actuarial loss	-	-	-	91,709	-	-	91,709
Changes in prior service cost	-	-	-	(8,962)	-	-	(8,962)

Total comprehensive loss							(40,274)
Contributions from former Parent	-	-	-	-	13,647	-	13,647
Consummation of spin-off transaction on October 31, 2007	532	187,884	-	165,334	427,564	-	781,314
Stock-based compensation	-	1,299	-	-	-	-	1,299
Stock grants to employees	4	-	-	-	-	-	4

December 31, 2007	536	189,183	(33,363)	(74,040)	-	-	82,316
Net income	-	-	142,728	-	-	-	142,728
Postretirement plans and workers’ compensation obligations (net of taxes of $0):
Changes in accumulated actuarial loss	-	-	-	(27,866)	-	-	(27,866)
Changes in prior service cost	-	-	-	(680)	-	-	(680)
Unrealized loss on diesel fuel hedge	-	-	-	(9,695)	-	-	(9,695)

Total comprehensive income							104,487
Retrospective accounting adjustment:
Convertible note discount	-	44,656	-	-	-	-	44,656
Equity issuance costs	-	(1,462)	-	-	-	-	(1,462)
Issuance of 23,803,312 shares of common stock upon acquisition, net of issuance fees	238	600,166	-	-	-	-	600,404
Stock-based compensation	-	8,778	-	-	-	-	8,778
Employee stock purchases	-	1,002	-	-	-	-	1,002

December 31, 2008	774	842,323	109,365	(112,281)	-	-	840,181
Net income	-	-	127,243	-	-	-	127,243
Postretirement plans and workers’ compensation obligations (net of taxes of $0):
Changes in accumulated actuarial loss	-	-	-	(147,074)	-	-	(147,074)
Changes in prior service cost	-	-	-	(551)	-	-	(551)
Changes in diesel fuel hedge	-	-	-	10,730	-	-	10,730

Total comprehensive loss							(9,652)
Issuance of 12,000,000 shares of common stock from equity offering	120	88,957	-	-	-	-	89,077
Stock-based compensation	-	13,852	-	-	-	-	13,852
Employee stock purchases	3	2,033	-	-	-	-	2,036
Stock grants to employees	6	(6)	-	-	-	-	-

December 31, 2009	$903	$947,159	$236,608	$(249,176)	$-	$-	$935,494

PATRIOT COAL CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(1)	Basis of Presentation
     Description of Business
     Effective October 31, 2007, Patriot Coal Corporation (we, our, Patriot or the Company) was spun-off from Peabody Energy Corporation (Peabody) and became a separate, public company traded on the New York Stock Exchange (symbol PCX). The spin-off from Peabody was accomplished through a dividend of all outstanding shares of Patriot.
     Patriot is engaged in the mining, preparation and sale of thermal coal, also known as steam coal, for sale primarily to electric utilities and metallurgical coal, for sale to steel mills and independent coke producers. Our mining complexes and coal reserves are located in the eastern and midwestern United States (U.S.), primarily in West Virginia and Kentucky.
     We acquired Magnum Coal Company (Magnum) effective July 23, 2008. Magnum was one of the largest coal producers in Appalachia, operating eight mining complexes with production from surface and underground mines and controlling more than 600 million tons of proven and probable coal reserves. See Note 6 for additional information about the acquisition.
     Basis of Presentation
     The consolidated financial statements include the accounts of Patriot and its majority-owned subsidiaries. All significant transactions, profits and balances have been eliminated between Patriot and its subsidiaries. Patriot operates in two domestic coal segments; Appalachia and the Illinois Basin (see Note 24).
     The statements of operations and cash flows and related discussions for the year ended December 31, 2007 relate to our historical results and may not necessarily reflect what our results of operations and cash flows will be in the future or would have been as a stand-alone company. Upon the completion of the spin-off, our capital structure changed significantly. At the spin-off date, we entered into various operational agreements with Peabody, including certain on-going agreements that enhance both the financial position and cash flows of Patriot. Such agreements include the assumption by Peabody of certain retiree healthcare liabilities and the repricing of a major coal supply agreement to be more reflective of the then current market pricing for similar quality coal.
     Effective August 11, 2008, Patriot implemented a 2-for-1 stock split effected in the form of a 100% stock dividend. All share and per share amounts in these consolidated financial statements and related notes reflect this stock split, including share information related to the Convertible Senior Notes and the Magnum acquisition.
(2)	Summary of Significant Accounting Policies
     Sales
     Revenues from coal sales are realized and earned when risk of loss passes to the customer. Coal sales are made to customers under the terms of supply agreements, most of which are long-term (greater than one year). Under the typical terms of these coal supply agreements, title and risk of loss transfer to the customer at the mine, preparation plant or river terminal, where coal is loaded onto the rail, barge, truck or other transportation source that delivers coal to its destination. Shipping and transportation costs are generally borne by the customer. In relation to export sales, we hold inventories at port facilities where title and risk of loss do not transfer until the coal is loaded into an ocean-going vessel. We incur certain “add-on” taxes and fees on coal sales. Coal sales are reported including taxes and fees charged by various federal and state governmental bodies.
     Other Revenues
     Other revenues include payments from customer settlements, royalties related to coal lease agreements and farm income. During 2009, certain metallurgical and thermal customers requested shipment deferrals on committed tons. In certain situations, we agreed to release the customers from receipt of the tons in exchange for a cash settlement. During 2009, these cash settlements represented a significant portion of other revenue. Royalty income generally results from the lease or sublease of mineral rights to third parties, with payments based upon a percentage of the selling price or an amount per ton of coal produced. Certain agreements require minimum annual lease payments regardless of the extent to which minerals are produced from the leasehold, although revenue is only recognized on these payments as the mineral is mined. The terms of these agreements generally range from specified periods of 5 to 15 years, or can be for an unspecified period until all reserves are depleted.

PATRIOT COAL CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS – (Continued)
     Cash and Cash Equivalents
     Cash and cash equivalents are stated at cost, which approximates fair value. Cash equivalents consist of highly liquid investments with original maturities of three months or less.
     Accounts Receivable
     Accounts receivable are recorded at the invoiced amount and do not bear interest. Allowance for doubtful accounts was $141,000 and $540,000 at December 31, 2009 and 2008, respectively and reflects specific amounts for which the risk of collection has been identified based on the current economic environment and circumstances of which we are aware. Account balances are written-off against the allowance after all means of collection have been exhausted and the potential for recovery is considered remote.
     Inventories
     Materials and supplies and coal inventory are valued at the lower of average cost or market. Saleable coal represents coal stockpiles that will be sold in current condition. Raw coal represents coal stockpiles that may be sold in current condition or may be further processed prior to shipment to a customer. Coal inventory costs include labor, supplies, equipment, operating overhead and other related costs.
     Property, Plant, Equipment and Mine Development
     Property, plant, equipment and mine development are recorded at cost, or at fair value in the case of acquired businesses. Interest costs applicable to major asset additions are capitalized during the construction period, including $0.6 million, $0.1 million and $0.5 million for the years ended December 31, 2009, 2008 and 2007, respectively.
     Expenditures which extend the useful lives of existing plant and equipment assets are capitalized. Maintenance and repairs are charged to operating costs as incurred. Costs incurred to develop coal mines or to expand the capacity of operating mines are capitalized. Costs incurred to maintain current production capacity at a mine and exploration expenditures are charged to operating costs as incurred, including costs related to drilling and study costs incurred to convert or upgrade mineral resources to reserves. Costs to acquire computer hardware and the development and/or purchase of software for internal use are capitalized and depreciated over the estimated useful lives.
     Coal reserves are recorded at cost or at fair value in the case of acquired businesses. Coal reserves are included in “Land and coal interests” on the consolidated balance sheets. As of December 31, 2009, the book value of coal reserves totaled $2.6 billion, including $1.3 billion attributable to properties where we were not currently engaged in mining operations or leasing to third parties and, therefore, not currently depleting the related coal reserves. Included in the book value of coal reserves are mineral rights for leased coal interests, including advance royalties. The net book value of these mineral rights was $ 2.3 billion at December 31, 2009, with the remaining $ 0.3 billion of net book value related to coal reserves held by fee ownership.
     As of December 31, 2008, the book value of coal reserves totaled $2.5 billion. At that time we were in the process of determining the fair value of the coal reserves related to the Magnum acquisition, which was preliminarily valued at $1.9 billion at December 31, 2008. For further discussion related to the acquisition see Note 6. Excluding Magnum, these coal reserve amounts included $287.8 million as of December 31, 2008 attributable to properties where we were not currently engaged in mining operations or leasing to third parties, and therefore, the coal reserves were not currently being depleted. As of December 31, 2008, excluding Magnum, the net book value of coal reserves included mineral rights for leased coal interests, including advance royalties, of $373.9 million.
     Depletion of coal reserves and amortization of advance royalties are computed using the units-of-production method utilizing only proven and probable reserves (as adjusted for recoverability factors) in the depletion base. Mine development costs are principally amortized ratably over the estimated lives of the mines.
     Depreciation of plant and equipment (excluding life of mine assets) is computed ratably over the estimated useful lives as follows:

Years
Buildings and improvements	10 to 20
Machinery and equipment	3 to 30
Leasehold improvements	Shorter of life of asset, mine or lease
     In addition, certain plant and equipment assets associated with mining are depreciated ratably over the estimated life of the mine. Remaining lives vary from less than one year up to 28 years. The charge against earnings for depreciation of property, plant, equipment and mine development was $113.4 million, $87.8 million and $60.3 million for the years ended December 31, 2009, 2008 and 2007, respectively.

PATRIOT COAL CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS – (Continued)
     Purchased Contract Rights
     In connection with the Magnum acquisition, we recorded assets related to certain below market coal purchase contracts. These below market purchase contracts were recorded at their fair value, resulting in a gross asset of $37.8 million, with $36.2 million of accumulated amortization as of December 31, 2009. The purchase contracts are amortized into earnings as the coal is ultimately sold, with the majority amortized within a year subsequent to the acquisition date and included in “Sales contract accretion” in the consolidated statements of operations. We also have gross purchased contract rights associated with the KE Ventures, LLC acquisition of $6.2 million, with a net asset of $0.9 million as of December 31, 2009. The current portion of these acquired contract rights is reported in “Below market purchase contracts acquired” and the long-term portion is recorded in “Investments and other assets” in the consolidated balance sheets.
     Joint Ventures
     We apply the equity method to investments in joint ventures when we have the ability to exercise significant influence over the operating and financial policies of the joint venture. We review the documents governing each joint venture to assess if we have a controlling financial interest in the joint venture to determine if the equity method is appropriate or if the joint venture should be consolidated. Investments accounted for under the equity method are initially recorded at cost, and any difference between the cost of our investment and the underlying equity in the net assets of the joint venture at the investment date is amortized over the lives of the related assets that gave rise to the difference. Our pro rata share of earnings from joint ventures and basis difference amortization was income of $0.4 million for the year ended December 31, 2009, expense of $0.9 million for the year ended December 31, 2008, and income of $0.1 million for the year ended December 31, 2007, which is reported in “Operating costs and expenses” in the consolidated statements of operations. The book values of our equity method investments as of December 31, 2009, and 2008 were $20.9 million and $21.2 million, respectively, and are reported in “Investments and other assets” in the consolidated balance sheets.
     Sales Contract Liability
     In connection with the Magnum acquisition, we recorded liabilities related to below market sales contracts. The below market supply contracts were recorded at their fair values when allocating the purchase price, resulting in a liability of $945.7 million, which is being accreted into earnings as the coal is shipped over a weighted average period of approximately three years. The net liability at December 31, 2009 relating to these below market sales contracts was $306.6 million. The current portion of the liability is recorded in “Below market sales contracts acquired” and the long-term portion of the liability is recorded in “Below market sales contracts acquired, noncurrent” in the consolidated balance sheets.
     Asset Retirement Obligations
     Obligations associated with the retirement of tangible long-lived assets and the associated asset retirement costs are accounted for in accordance with authoritative guidance. Our asset retirement obligations (ARO) primarily consist of spending estimates related to reclaiming surface land and support facilities at both surface and underground mines in accordance with federal and state reclamation laws as defined by each mining permit.
     ARO liabilities for final reclamation and mine closure are estimated based upon detailed engineering calculations of the amount and timing of the future cash spending for a third-party to perform the required work. Spending estimates are escalated for inflation and then discounted at the credit-adjusted, risk-free interest rate. We record an ARO asset associated with the discounted liability for final reclamation and mine closure. The obligation and corresponding asset are recognized in the period in which the liability is incurred. The ARO asset is amortized on the units-of-production method over its expected life and the ARO liability is accreted to the projected spending date. The asset amortization and liability accretion are included in “Reclamation and remediation obligation expense” in the consolidated statements of operations. As changes in estimates occur (such as mine plan revisions, changes in estimated costs or changes in timing of the performance of reclamation activities), the revisions to the obligation and asset are recognized at the appropriate credit-adjusted, risk-free interest rate. We also recognize obligations for contemporaneous reclamation liabilities incurred as a result of surface mining. Contemporaneous reclamation consists primarily of grading, topsoil replacement and revegetation of backfilled pit areas.

PATRIOT COAL CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS – (Continued)
     Remediation Obligations
     In connection with the Magnum acquisition, we assumed liabilities related to water treatment in order to comply with selenium effluent limits included in certain mining permits. The cost to treat the selenium discharges in excess of allowable limits was recorded at its net present value, which is accreted into earnings to the projected spending date. Accretion of the estimated selenium liability is included in “Reclamation and remediation obligation expense” in the consolidated statements of operations. The net liability at December 31, 2009 related to water treatment was $88.6 million, including accumulated accretion of $5.6 million. This liability reflects the estimated costs of the treatment systems to be installed and maintained with the goal of meeting the requirements of current court orders, consent decrees and mining permits. The current portion of the estimated remediation liability of $13.7 million is included in “Trade accounts payable and accrued expenses” and the long-term portion is recorded in “Other noncurrent liabilities” on our consolidated balance sheets.
     Income Taxes
     Income taxes are accounted for using a balance sheet approach in accordance with authoritative guidance. Deferred income taxes are accounted for by applying statutory tax rates in effect at the date of the balance sheet to differences between the book and tax basis of assets and liabilities. A valuation allowance is established if it is “more likely than not” that the related tax benefits will not be realized. In determining the appropriate valuation allowance, projected realization of tax benefits is considered based on expected levels of future taxable income, available tax planning strategies and the overall deferred tax position.
     Authoritative guidance specifies that the amount of current and deferred tax expense for an income tax return group should be allocated among the members of that group when those members issue separate financial statements. For purposes of the consolidated financial statements prepared for the twelve months ended December 31, 2007, our income tax expense was recorded as if we had filed a consolidated tax return separate from Peabody, notwithstanding that a majority of the operations were historically included in the U.S. consolidated income tax return filed by Peabody. Our valuation allowance for these periods was also determined on the separate tax return basis. Additionally, our tax attributes (i.e., net operating losses (NOL) and alternative minimum tax (AMT) credits) for these periods have been determined based on U.S. consolidated tax rules describing the apportionment of these items upon departure (spin-off) from the Peabody consolidated group.
     Peabody was managing its tax position for the benefit of its entire portfolio of businesses. Peabody’s tax strategies were not necessarily reflective of the tax strategies that we would have followed or have followed as a stand-alone company, nor were they necessarily strategies that optimized our stand-alone position.
     Postretirement Healthcare Benefits
     Postretirement benefits other than pensions represent the accrual of the costs of benefits to be provided over the employees’ period of active service. These costs are determined on an actuarial basis. The consolidated balance sheets as of December 31, 2009 and 2008 fully reflect the funded status of postretirement benefits.
     Multi-Employer Benefit Plans
     We have an obligation to contribute to two plans established by the Coal Industry Retiree Health Benefits Act of 1992 (the Coal Act) — the Combined Fund and the 1992 Benefit Plan. A third fund, the 1993 Benefit Fund (the 1993 Benefit Plan), was established through collective bargaining, but is now a statutory plan under legislation passed in 2006. A portion of these obligations is determined on an actuarial basis in accordance with authoritative guidance. The remainder of these obligations qualify as multi-employer plans and expense is recognized as contributions are made.
     Pension Plans
     Prior to the spin-off, we participated in a non-contributory defined benefit pension plan (the Peabody Pension Plan), for which the cost to provide the benefits was required to be accrued over the employees’ period of active service. The Peabody Pension Plan was sponsored by one of Peabody’s subsidiaries and covered certain salaried employees and eligible hourly employees of Peabody. In connection with the spin-off, our employees no longer participate in a defined benefit pension plan, and we did not retain any of the assets or liabilities for the Peabody Pension Plan. Accordingly the assets and liabilities of the Peabody Pension Plan are not allocated to us and are not presented in the accompanying balance sheets. However, annual contributions to the Peabody Pension Plan were made as determined by consulting actuaries based upon the Employee Retirement Income Security Act of 1974 minimum funding standard. We recorded expense of $1.1 million for the year ended December 31, 2007, as a result of our participation in the Peabody Pension Plan, reflecting our proportional share of Peabody’s expense based on the number of plan participants.

PATRIOT COAL CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS – (Continued)
     We also participate in two multi-employer pension plans, the United Mine Workers of America (UMWA) 1950 Pension Plan (the 1950 Plan) and the UMWA 1974 Pension Plan (the 1974 Plan). These plans qualify as multi-employer plans and expense is recognized as contributions are made. The plan assets of the 1950 Plan and the 1974 Plan are managed by the UMWA. See Note 19 for additional information.
     Postemployment Benefits
     Postemployment benefits are provided to qualifying employees, former employees and dependents, and we account for these items on the accrual basis in accordance with applicable authoritative guidance. Postemployment benefits include workers’ compensation occupational disease, which is accounted for on the actuarial basis over the employees’ periods of active service; workers’ compensation traumatic injury claims, which are accounted for based on estimated loss rates applied to payroll and claim reserves determined by independent actuaries and claims administrators; disability income benefits, which are accrued when a claim occurs; and continuation of medical benefits, which is recognized when the obligation occurs. Our consolidated balance sheets as of December 31, 2009 and 2008 fully reflect the funded status of postemployment benefits.
     Use of Estimates in the Preparation of the Consolidated Financial Statements
     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements and reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.
     In particular, we have significant long-term liabilities relating to retiree healthcare and work-related injuries and illnesses. Each of these liabilities is actuarially determined and uses various actuarial assumptions, including the discount rate and future cost trends, to estimate the costs and obligations for these items. In addition, we have significant asset retirement obligations that involve estimations of costs to remediate mining land and the timing of cash outlays for such costs. If these assumptions do not materialize as expected, actual cash expenditures and costs incurred could differ materially from current estimates. Moreover, regulatory changes could increase our liability to satisfy these or additional obligations.
     Finally, in evaluating the valuation allowance related to deferred tax assets, various factors are taken into account, including the expected level of future taxable income and available tax planning strategies. If actual results differ from the assumptions made in the evaluation of the valuation allowance, a change in valuation allowance may be recorded through income tax expense in the period such determination is made.
     Share-Based Compensation
     We have an equity incentive plan for employees and eligible non-employee directors that allows for the issuance of share-based compensation in the form of restricted stock, incentive stock options, nonqualified stock options, stock appreciation rights, performance awards, restricted stock units and deferred stock units. We recognize compensation expense for awards with only service conditions that have a graded vesting schedule on a straight line basis over the requisite service period for each separately vesting portion of the award.
     Derivatives
     We have utilized derivative financial instruments to manage exposure to certain commodity prices. Authoritative guidance requires the recognition of derivative financial instruments at fair value on the consolidated balance sheets. For derivatives that are not designated as hedges, the periodic change in fair value is recorded directly to earnings. For derivative instruments that are eligible and qualify as cash flow hedges, the periodic change in fair value is recorded to “Accumulated other comprehensive loss” until the hedged transaction occurs or the relationship ceases to qualify for hedge accounting. In addition, if a portion of the change in fair value for a cash flow hedge is deemed ineffective during a reporting period, the ineffective portion of the change in fair value is recorded directly to earnings. The activity recorded to earnings is included in “Operating costs and expenses” in the consolidated statements of operations. Beginning in 2008, we entered into heating oil swap contracts to manage our exposure to diesel fuel prices. The changes in diesel fuel and heating oil prices are highly correlated thus allowing the swap contracts to be designated as cash flow hedges.
     Impairment of Long-Lived Assets
     Impairment losses on long-lived assets used in operations are recorded when events and circumstances indicate that the assets might be impaired and the undiscounted cash flows estimated to be generated by those assets under various assumptions are less than the carrying amounts of those assets. Impairment losses are measured by comparing the estimated fair value of the impaired asset to its carrying amount. A non-cash impairment charge of $12.9 million was recorded at December 31, 2009 related to certain infrastructure and thermal coal reserves near our Rocklick complex that were deemed uneconomical to mine. The Rocklick complex is included in our Appalachia segment.

PATRIOT COAL CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS – (Continued)
     Business Combinations
     We accounted for the Magnum acquisition using the purchase method of accounting as required under previous authoritative guidance since Magnum was acquired prior to January 1, 2009. Under this method of accounting, the purchase price is allocated to the fair value of the net assets acquired. Determining the fair value of assets acquired and liabilities assumed requires management’s judgment and the utilization of independent valuation experts, and often involves the use of significant estimates and assumptions, including, but not limited to, assumptions with respect to future cash flows, discount rates and asset lives.
     Deferred Financing Costs
     We capitalize costs incurred in connection with borrowings or establishment of credit facilities and issuance of debt securities. These costs are amortized as an adjustment to interest expense over the life of the borrowing or term of the credit facility using the interest method.
     Reclassifications
     Certain amounts in prior periods have been reclassified to conform to the 2009 presentation of “Sales contract accretion” as a separate line item in the consolidated statements of operations.
(3)	New Accounting Pronouncements
     FASB Accounting Standards Codification
     In June 2009, the Financial Accounting Standards Board (FASB) issued The FASB Accounting Standards CodificationTM (Codification) which has become the source of authoritative U.S. generally accepted accounting principles (GAAP) recognized by the FASB to be applied by nongovernmental entities. Rules and interpretive releases of the Securities and Exchange Commission (SEC) under authority of federal securities laws are also sources of authoritative GAAP for SEC registrants. The Codification supersedes all existing non-SEC accounting and reporting standards. All other nongrandfathered non-SEC accounting literature not included in the Codification has become nonauthoritative. The Codification is meant to simplify user access to all authoritative accounting guidance by reorganizing U.S. GAAP pronouncements into roughly 90 accounting topics within a consistent structure; its purpose is not to create new accounting and reporting guidance. Consistent with the Codification, the FASB will not issue new standards in the form of Statements, FASB Staff Positions, or Emerging Issues Task Force Abstracts; instead, it will issue Accounting Standard Updates. The Codification is effective for financial statements issued for interim and annual periods ending after September 15, 2009.
     Debt
     In May 2008, the FASB issued authoritative guidance which changed the accounting for our convertible notes, specifying that issuers of convertible debt instruments that may settle in cash upon conversion must bifurcate the proceeds from the debt issuance between debt and equity components in a manner that reflects the entity’s nonconvertible debt borrowing rate when interest cost is recognized in subsequent periods. The equity component reflects the value of the conversion feature of the notes. We adopted this authoritative guidance effective January 1, 2009, with retrospective application to the issuance date of our convertible notes. See Note 15 for additional disclosures.
     Earnings Per Share
     In September 2008, the FASB issued authoritative guidance which states that instruments granted in share-based payment awards that entitle their holders to receive nonforfeitable dividends or dividend equivalents before vesting should be considered participating securities and need to be included in the earnings allocation in computing earnings per share under the “two-class method.” The two-class method of computing earnings per share is an earnings allocation formula that determines earnings per share for each class of common stock and participating security according to dividends declared (or accumulated) and participation rights in undistributed earnings. We adopted this authoritative guidance effective January 1, 2009 with all prior period earnings per share data adjusted retrospectively. The calculations of earnings per share amounts presented in this report include all participating securities as required by this authoritative guidance.

PATRIOT COAL CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS – (Continued)
     Business Combinations
     In December 2007, the FASB issued authoritative guidance regarding business combinations. The guidance defines the acquirer as the entity that obtains control of one or more businesses in the business combination and establishes the acquisition date as the date that the acquirer achieves control instead of the date that the consideration is transferred. The guidance also requires an acquirer in a business combination to recognize the assets acquired, liabilities assumed, and any noncontrolling interest in the acquiree at the acquisition date, measured at their fair values as of that date, with limited exceptions. It also requires the recognition of assets acquired and liabilities assumed arising from certain contractual contingencies as of the acquisition date to be measured at their acquisition date fair values. This authoritative guidance is effective for any business combination with an acquisition date on or after January 1, 2009.
     Consolidation
     In December 2007, the FASB issued authoritative guidance that establishes accounting and reporting standards for noncontrolling interests in partially-owned consolidated subsidiaries and the loss of control of subsidiaries. A noncontrolling interest (previously referred to as minority interest) in a consolidated subsidiary is required to be displayed in the consolidated balance sheet as a separate component of equity, and the amount of net income attributable to the noncontrolling interest is required to be included in consolidated net income on the face of the consolidated statement of operations. In addition, this guidance requires that a parent recognize a gain or loss in net income when a subsidiary is deconsolidated. We adopted the provisions of this guidance effective January 1, 2009, with retrospective application to the periods presented in this report.
     Fair Value Measurements and Disclosures
     In September 2006, the FASB issued authoritative guidance which defines fair value, establishes a framework for measuring fair value under generally accepted accounting principles and expands disclosures about fair value measures. This guidance clarifies that fair value is a market-based measurement that should be determined based on the assumptions that market participants would use in pricing an asset or liability. This guidance was effective for fiscal years beginning after November 15, 2007. We elected to implement the guidance with the one-year deferral permitted by subsequent guidance. The deferral applied to nonfinancial assets and liabilities measured at fair value in a business combination. As of January 1, 2009, we adopted the fair value guidance, including applying its provisions to nonfinancial assets and liabilities measured at fair value in a business combination. The adoption of this guidance did not change the valuation approach or materially change the purchase accounting for the Magnum acquisition, which was finalized in the second quarter of 2009.
     Fair value is a market-based measurement that should be determined based on the assumptions that market participants would use in pricing an asset or liability. Authoritative guidance establishes a three-level fair value hierarchy for fair value to be measured based on the observability of the inputs utilized in the valuation. The levels are: Level 1 — inputs from quoted prices in an active market, Level 2 — inputs other than a quoted price market that are directly or indirectly observable through market corroborated inputs and Level 3 — inputs that are unobservable and require assumptions about pricing by market participants.
     Subsequent Events
     In June 2009, the FASB issued authoritative guidance which establishes general standards of accounting for and the disclosure of events that occur after the balance sheet date but before financial statements are issued or are available to be issued. Entities are required to disclose the date through which subsequent events have been evaluated. We adopted this guidance effective June 30, 2009.
     Pending Adoption of Recent Accounting Pronouncements
     Transfers of Financial Assets
     In June 2009, the FASB issued authoritative guidance regarding the accounting for transfers of financial assets which requires enhanced disclosures about the continuing risk exposure to a transferor because of its continuing involvement with transferred financial assets. This guidance is effective for fiscal years beginning after November 15, 2009. We are currently evaluating the potential impact of this guidance on our operating results, cash flows and financial condition.
     Consolidation
     In June 2009, the FASB issued authoritative guidance which requires a company to perform a qualitative analysis to determine whether it has a controlling financial interest in a variable interest entity. In addition, a company is required to assess whether it has the power to direct the activities of the variable interest entity that most significantly impact the entity’s economic performance. This guidance is effective for fiscal years beginning after November 15, 2009. We are currently evaluating the potential impact of this guidance on our operating results, cash flows and financial condition.

PATRIOT COAL CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS – (Continued)
(4)	Common Stock Offering
     On June 16, 2009, we completed a public offering of 12 million shares of our common stock in a registered public offering under our shelf registration at $7.90 per share. The net proceeds from the sale of shares, after deducting fees and commissions, were $89.1 million. The proceeds were used to repay the outstanding balance on our revolving credit facility, with the remainder used for general corporate purposes.
(5)	Restructuring and Impairment Charge
     In the fourth quarter of 2009, we recorded a $20.2 million restructuring and impairment charge. The charge includes a $12.9 million non-cash impairment charge related to certain infrastructure and thermal coal reserves near our Rocklick complex that were deemed uneconomical to mine. Additionally, $7.3 million related to a restructuring charge for the discontinued use of a beltline into the Rocklick preparation plant. This restructuring charge represents the future lease payments and contract termination costs for the beltline that will be made with no future economic benefit. The future lease payments and contract termination fees are expected to be paid during the first six months of 2010.
(6)	Business Combinations
     Magnum Coal Company
     On July 23, 2008, Patriot consummated the acquisition of Magnum. Magnum stockholders received 23,803,312 shares of newly-issued Patriot common stock and cash in lieu of fractional shares. The fair value of $25.29 per share of Patriot common stock issued to the Magnum shareholders was based on the average Patriot stock price for the five business days surrounding and including the merger announcement date, April 2, 2008. The total consideration for the acquisition was $739.0 million, including the assumption of $148.6 million of long-term debt, of which $11.8 million related to capital lease obligations. In conjunction with the acquisition, we issued convertible notes in order to repay Magnum’s existing senior secured indebtedness as discussed in Note 15.
     The results of operations of Magnum are included in the Appalachia Mining Operations segment from the date of acquisition. This acquisition was accounted for using the purchase method of accounting based on authoritative guidance for business combinations in effect prior to January 1, 2009. Under this method of accounting, the purchase price was allocated to the fair value of the net assets acquired.
     The following table summarizes the fair values of the assets acquired and the liabilities assumed at the date of acquisition:
     (Dollars in thousands)

Cash	$21,015
Accounts receivable, net	88,471
Inventories	49,294
Other current assets	39,073
Property, plant, equipment and mine development, net	2,360,072
Other noncurrent assets	5,193

Total assets acquired	2,563,118

Trade accounts payable and accrued expenses	235,505
Below market sales contracts acquired, current	497,882
Long-term debt	144,606
Below market sales contracts acquired, noncurrent	447,804
Accrued postretirement benefit costs	430,837
Other noncurrent liabilities	195,051

Total liabilities assumed	1,951,685

Total purchase price	$611,433

PATRIOT COAL CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS – (Continued)
     As of June 30, 2009, we finalized the valuation of all assets acquired and liabilities assumed. Changes from preliminary purchase accounting to the final opening balance sheet presented above primarily related to the valuation of the selenium liability discussed below and final adjustments to certain assumptions utilized in the valuation of the coal reserves and acquired coal purchase and sales contracts. Based on a purchase price determined at the announcement date of the acquisition, the fair value of the net assets acquired exceeded the purchase price by $360.3 million. This excess value over the purchase price was allocated as a pro-rata reduction to noncurrent assets, which included property, plant, equipment and mine development and other noncurrent assets.
     Included in “Property, plant, equipment and mine development, net” is over 600 million tons of coal reserves valued at $2.1 billion. To value these coal reserves, we utilized a discounted cash flow model based on assumptions that market participants would use in the pricing of these assets as well as projections of revenues and expenditures that would be incurred to mine or maintain these coal reserves. A sustained or long-term decline in coal prices from those used to estimate the fair value of the acquired assets could result in impairment to the carrying amounts of the coal reserves and related coal mining equipment.
     In connection with the valuation of the Magnum acquisition, we recorded liabilities and assets related to below market coal sales and purchase contracts. The below market supply contracts were recorded at their fair value when allocating the purchase price, resulting in a liability of $945.7 million, which is being accreted into earnings as the coal is shipped over a weighted average period of approximately three years. The below market purchase contracts were recorded at their fair value, resulting in an asset of $37.8 million, which is being amortized into earnings as the coal is ultimately sold, with the majority amortized within a year subsequent to the acquisition date. “Sales contract accretion” in the consolidated statements of operations represents the below market supply contract accretion, net of the below market purchase contract amortization.
     In connection with the Magnum acquisition, we assumed liabilities related to water treatment. At the acquisition date, Magnum was in the process of testing various water treatment alternatives related to selenium effluent limits in order to comply with certain mining permits. Subsequent to the acquisition of Magnum, we have implemented selenium control plans to adjust our mining processes in a manner intended to prevent future violations of the applicable water quality standard for selenium. Uncertainty existed at the time of the acquisition related to the exact amount of our assumed liability due to the fact there is no proven technology to remediate our existing selenium discharge exceedances to meet current permit standards. The cost to treat the selenium exceedances was estimated at a net present value of $85.2 million at the acquisition date. This liability reflects the estimated costs of the treatment systems to be installed and maintained with the goal of meeting the requirements of current court orders, consent decrees and mining permits. This estimate was prepared considering the dynamics of current legislation, capabilities of currently available technology and our planned remediation strategy. (See Clean Water Act Permit Issues in Note 23 for additional discussion of selenium treatment issues.)
     We used a 13% discount rate in determining the net present value of the selenium liability. The estimated aggregate undiscounted liability was $390.7 million at acquisition date. Our estimated future payments for selenium remediation average $12 million each year over the next five years, with the remainder to be paid in the 25 years thereafter. Our estimated selenium liability is included in “Other noncurrent liabilities” and “Trade accounts payable and accrued expenses” on our condensed consolidated balance sheets. Accretion of the estimated selenium liability is included in “Reclamation and remediation obligation expense” in the condensed consolidated statements of operations.
     Based on the fair values set forth above as compared to the carryover tax basis in assets and liabilities, $67.0 million of net deferred tax liability would have been recorded on Magnum’s opening balance sheet. As part of the business combination, these deferred tax liabilities have impacted management’s view as to the realization of our deferred tax assets, against which a full valuation allowance had previously been recorded. In such situations, authoritative guidance in effect at the date of the acquisition required that any reduction in our valuation allowance be accounted for as part of the business combination. As such, deferred tax liabilities have been offset against a release of $67.0 million of valuation allowance within purchase accounting.
     Upon the acquisition of Magnum, we performed a comprehensive strategic review of all mining complexes and their relative cost structures in order to optimize our performance. As a result of this review, we announced plans to idle operations of both the acquired Jupiter and Remington mining complexes. The Jupiter mining complex ceased operations in December 2008 and the Remington mining complex ceased operations in March 2009. The fair value of the assets and liabilities acquired for these two mining complexes reflects their status as idled in purchase accounting.

PATRIOT COAL CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS – (Continued)
     The following unaudited pro forma financial information presents the combined results of operations of Patriot and Magnum, on a pro forma basis, as though the companies had been combined as of January 1, 2007.

	Year Ended December 31,
	2008	2007

Revenues:
As reported	$1,654,622	$1,073,362
Pro forma	2,207,353	2,194,432
Net income:
As reported	$142,728	$(102,147)
Pro forma	253,626	299,725
Basic earnings per share:
As reported	$2.23	$(2.00)
Pro forma	$3.96	$5.60
Diluted earnings per share:
As reported	$2.21	$(2.00)
Pro forma	$3.92	$5.60
     The combined pro forma financial information has been adjusted to exclude non-recurring transaction-related expenses and includes purchase accounting adjustments for fair values impacting coal inventories, sales contract accretion, depletion of coal reserves and depreciation of property, plant and equipment. This unaudited pro forma financial information does not necessarily reflect the results of operations that would have occurred had Patriot and Magnum constituted a single entity during these periods.
     KE Ventures, LLC
     At January 1, 2007 we held a 73.9% ownership interest in KE Ventures, LLC. In September 2007, we acquired an additional 7.6% interest in KE Ventures, LLC for $13.6 million, increasing effective ownership to 81.5%. The noncontrolling interest holders of KE Ventures, LLC held an option which could require us to purchase the remaining 18.5% of KE Ventures, LLC upon a change in control. This option became fully exercisable upon the spin-off from Peabody. The noncontrolling owners of KE Ventures, LLC exercised this option in 2007, and we acquired the remaining noncontrolling interest in KE Ventures, LLC on November 30, 2007 for $33.0 million. The additional purchase price of $46.6 million was allocated to the proportional percentage of assets and liabilities acquired in 2007. The purchase price was primarily allocated to coal reserves as it was the most significant asset acquired.
     Because the option requiring us to purchase KE Ventures, LLC was considered a mandatorily redeemable instrument outside of our control, amounts paid to the noncontrolling interest holders in excess of carrying value of the noncontrolling interest in KE Ventures, LLC was reflected as an increase in net loss attributable to common stockholders of $15.7 million in 2007. This obligation was fully redeemed as of December 31, 2007.

PATRIOT COAL CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS – (Continued)
(7)	Risk Management and Financial Instruments
     We are exposed to various types of risk in the normal course of business, including fluctuations in commodity prices and interest rates. These risks are actively monitored to ensure compliance with our risk management policies. We manage our commodity price risk related to the sale of coal through the use of long-term, fixed-price contracts, rather than financial instruments.
     Credit Risk
     Our concentration of credit risk is substantially with large utility customers and Peabody. In 2009, approximately 22% of our revenues were from a marketing affiliate of Peabody at prices paid by third-party customers (see Note 21 for additional discussion of related party transactions). Allowance for doubtful accounts was $141,000 and $540,000 at December 31, 2009 and 2008, respectively and reflects specific amounts for which risk of collection has been identified based on the current economic environment and circumstances of which we are aware. We also have $142.4 million in notes receivable as of December 31, 2009 outstanding from one counterparty from the sale of coal reserves and surface land in 2007 and 2006. The current portion of these receivables was $33.3 million as of December 31, 2009 and is included in “Accounts receivable and other” on the consolidated balance sheet. Each of these notes contains a cross-collaterization provision secured primarily by the underlying coal reserves and surface land.
     Our policy is to independently evaluate each customer’s creditworthiness prior to entering into transactions and to constantly monitor the credit extended. In the event that a transaction occurs with a counterparty that does not meet our credit standards, we may protect our position by requiring the counterparty to provide appropriate credit enhancement. When appropriate, steps have been taken to reduce credit exposure to customers or counterparties whose credit has deteriorated and who may pose a higher risk, as determined by the credit management function, of failure to perform under their contractual obligations. These steps might include obtaining letters of credit or cash collateral, requiring prepayments for shipments or the creation of customer trust accounts held for our benefit to serve as collateral in the event of failure to pay.
     Commodity Price Risk
     We have commodity risk related to our diesel fuel purchases. To manage this risk, we have entered into heating oil swap contracts with financial institutions. These derivative contracts have been designated as cash flow hedges of anticipated diesel fuel purchases such that the changes in fair value of these derivatives are recorded through other comprehensive income. As of December 31, 2009, the notional amount outstanding for these swap contracts included 12.0 million gallons of heating oil expiring throughout 2010.
     Employees
     As of December 31, 2009, we had approximately 3,500 employees. Approximately 52% of the employees at our operations were represented by an organized labor union and they generated approximately 46% of the 2009 sales volume. Union labor is represented by the UMWA under labor agreements which expire December 31, 2011.
     Fair Value of Financial Instruments
     Our heating oil swap contracts discussed previously were the only financial instruments that were measured and recorded at fair value on a recurring basis at December 31, 2009 and 2008. The heating oil contracts had a net unrealized gain of $1.0 million as of December 31, 2009, and a net unrealized loss of $9.7 million as of December 31, 2008. We utilized New York Mercantile Exchange (NYMEX) quoted market prices for the fair value measurement of these contracts, which reflects a Level 2 input.
     Cash and cash equivalents, accounts receivable, accounts payable and accrued expenses have carrying values which approximate fair value due to the short maturity or the financial nature of these instruments. The fair value of notes receivable approximates the carrying value as of December 31, 2009 and 2008.

PATRIOT COAL CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS – (Continued)
     The following table summarizes the fair value of our remaining financial instruments at December 31, 2009 and 2008.

	December 31,
	2009	2008
	(Dollars in thousands)

Assets:
Fuel contracts, cash flow hedges	$2,021	$-
Liabilities:
Fuel contracts, cash flow hedges	986	9,695
$200 million of 3.25% Convertible Senior Notes due 2013	163,617	99,863
     All of the instruments above were valued using Level 2 inputs. For additional disclosures regarding our fuel contracts, see Note 16. The fair value of the Convertible Senior Notes was estimated using the last traded value, as provided by a third party.
(8)	Net Gain on Disposal or Exchange of Assets and Other Commercial Transactions
     In June 2009, we entered into an agreement to swap certain surface land for certain coal mineral rights and cash with another coal producer. We recognized a gain totaling $4.2 million on this transaction. In December 2009, we entered into another agreement to swap certain coal mineral rights with another coal producer. We recognized a gain totaling $2.4 million on this transaction. Both of these swap transactions were recorded at fair value. We utilized Level 3 inputs as defined by authoritative guidance in a discounted cash flows model to calculate the fair value of the coal reserve swaps due to the lack of an active, quoted market for coal reserves and due to the inability to use other transaction comparisons because of the unique nature of the assets relinquished and the coal mineral rights received.
     Other revenues include payments from customer settlements, royalties related to coal lease agreements and farm income. During 2009, certain metallurgical and thermal customers requested shipment deferrals on committed tons. In certain situations, we agreed to release the customers from receipt of the tons in exchange for a cash settlement. For the year ended December 31, 2009, these cash settlements represented a significant portion of other revenue.
     In June 2008, we entered into an agreement to swap certain leasehold coal mineral rights with another coal producer. Additionally, we sold approximately 2.7 million tons of adjacent leasehold coal mineral rights for $1.0 million. We recognized gains totaling $6.3 million on these transactions. The swap transaction was recorded at fair value. We utilized Level 3 inputs as defined by authoritative guidance in a discounted cash flows model to calculate the fair value of the coal reserve swap due to the lack of an active, quoted market and due to the inability to use other transaction comparisons because of the unique nature of each coal seam.
     Also in the second quarter of 2008, we recorded a $4.9 million gain related to a structured settlement on a property transaction and received a $4.5 million settlement for past due coal royalties, which had previously been fully reserved due to the uncertainty of collection. Both transactions were recorded as “Other revenues” in the consolidated statements of operations.
     Additionally, in the second quarter of 2008, we entered into two joint ventures for which we contributed cash totaling $16.4 million and committed certain coal reserve rights. We hold a 49% interest in each joint venture and account for the interests under the equity method of accounting. Our maximum exposure to loss is the value contributed plus additional future committed capital contributions, which in total for these joint ventures is capped at $4.1 million. The investments in these joint ventures were recorded in “Investments and other assets” in the consolidated balance sheets.
     During 2007, we sold approximately 88 million tons of non-strategic coal reserves and over 18,000 acres of surface land located in Kentucky for cash of $26.5 million and notes receivable of $69.4 million. We recognized gains totaling $78.5 million on these transactions.

PATRIOT COAL CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS – (Continued)
(9)	Earnings per Share
     Basic earnings per share is computed by dividing net income (loss) attributable to Patriot by the number of weighted average common shares outstanding during the reporting period. Diluted earnings per share is calculated to give effect to all potentially dilutive common shares that were outstanding during the reporting period.
     For the years ended December 31, 2009 and 2008, the effect of dilutive securities includes the dilutive impact of stock options and restricted stock units. For the years ended December 31, 2009 and 2008, 1.3 million shares and 0.3 million shares, respectively, related to share-based compensation awards as described in Note 26, and 3.0 million common shares for both years related to the convertible notes described in Note 15, were excluded from the diluted earnings per share calculation because they were anti-dilutive for those periods. For the year ended December 31, 2007, 65,858 shares related to share-based compensation awards were excluded from the diluted earnings per share calculation because they were anti-dilutive for that period due to a net loss attributable to common stockholders.
(10)	Inventories
     Inventories consisted of the following:

	December 31,
	2009	2008
	(Dollars in thousands)

Materials and supplies	$39,285	$52,023
Saleable coal	28,255	15,107
Raw coal	13,648	13,823

Total	$81,188	$80,953

     Materials, supplies and coal inventory are valued at the lower of average cost or market. Saleable coal represents coal stockpiles that will be sold in current condition. Raw coal represents coal stockpiles that may be sold in current condition or may be further processed prior to shipment to a customer. Coal inventory costs include labor, supplies, equipment, operating overhead and other related costs. The increase in saleable coal inventory from December 31, 2008 to December 31, 2009 primarily resulted from the timing of customer shipments. The decrease in materials and supplies from December 31, 2008 to December 31, 2009 was primarily the result of effective cost control measures implemented during the year.

PATRIOT COAL CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS – (Continued)
(11)	Accumulated Other Comprehensive Loss
     The following table sets forth the components of comprehensive loss:

	Net
	Actuarial Loss
	Associated with
	Postretirement	Prior Service		Total
	Plans and	Cost Associated		Accumulated
	Workers’	with	Diesel	Other
	Compensation	Postretirement	Fuel	Comprehensive
	Obligations	Plans	Hedge	Loss
		(Dollars in thousands)

December 31, 2006	$(318,614)	$(3,507)	$-	$(322,121)
Unrealized gains (losses)	56,624	(7,656)	-	48,968
Reclassification from other comprehensive income to earnings	35,085	(1,306)	-	33,779
Retention by Peabody of certain liabilities at spin-off	165,334	-	-	165,334

December 31, 2007	(61,571)	(12,469)	-	(74,040)
Unrealized losses	(39,263)	-	(9,695)	(48,958)
Reclassification from other comprehensive income to earnings	11,397	(680)	-	10,717

December 31, 2008	(89,437)	(13,149)	(9,695)	(112,281)
Unrealized gains (losses)	(163,339)	-	5,450	(157,889)
Reclassification from other comprehensive income to earnings	16,265	(551)	5,280	20,994

December 31, 2009	$(236,511)	$(13,700)	$1,035	$(249,176)

     Comprehensive loss differs from net income (loss) attributable to common stockholders by the amount of unrealized gain or loss resulting from valuation changes of our diesel fuel hedge and adjustments related to the change in funded status of various benefit plans during the periods.
(12)	Leases
     We lease equipment and facilities, directly or through Peabody, under various non-cancelable operating lease agreements. Certain lease agreements require the maintenance of specified ratios and contain restrictive covenants that limit indebtedness, subsidiary dividends, investments, asset sales and other actions. Rental expense under operating leases was $50.3 million, $39.5 million and $30.9 million for the years ended December 31, 2009, 2008 and 2007, respectively.
     A substantial amount of the coal we mine is produced from mineral reserves leased from third-party land owners. We lease these coal reserves under agreements that require royalties to be paid as the coal is mined. Certain of these lease agreements also require minimum annual royalties to be paid regardless of the amount of coal mined during the year. Total royalty expense was $72.2 million, $71.6 million and $43.2 million for the years ended December 31, 2009, 2008 and 2007, respectively.

PATRIOT COAL CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS – (Continued)
     Future minimum lease and royalty payments as of December 31, 2009, are as follows:

	Capital	Operating	Coal
	Leases	Leases	Reserves
	(Dollars in thousands)

2010	$9,268	$40,443	$28,191
2011	4,159	33,411	22,616
2012	3,600	25,807	20,996
2013	3,600	14,825	19,519
2014	3,600	3,805	17,465
2015 and thereafter	15,600	419	145,283

Total minimum lease and royalty payments	$39,827	$118,710	$254,070

Less interest	(11,788)

Present value of minimum capital lease payments	$28,039

     During 2002, Peabody entered into a transaction with Penn Virginia Resource Partners, L.P. (PVR) whereby two Peabody subsidiaries sold 120 million tons of coal reserves in exchange for $72.5 million in cash and 2.76 million units, or 15%, of the PVR master limited partnership. We participated in the transaction, selling approximately 40 million tons of coal reserves with a net book value of $14.3 million in exchange for $40.0 million. We leased back the coal from PVR and pay royalties as the coal is mined. A $25.7 million gain was deferred at the inception of this transaction, and $3.2 million of the gain was recognized in each of the years 2009, 2008 and 2007. The remaining deferred gain of $3.2 million at December 31, 2009 is intended to provide for potential exposure to loss resulting from continuing involvement in the properties and will be amortized to “Operating costs and expenses” in the consolidated statements of operations over the minimum remaining term of the lease, which ends December 31, 2010.
     As of December 31, 2009, certain of our lease obligations were secured by $10.2 million outstanding letters of credit under our credit facility.
(13) Trade Accounts Payable and Accrued Expenses
     Trade accounts payable and accrued expenses consisted of the following:

	December 31,
	2009	2008
	(Dollars in thousands)

Trade accounts payable	$147,254	$201,046
Accrued healthcare, including postretirement	70,993	66,509
Accrued taxes other than income	47,540	27,646
Accrued payroll and related benefits	35,923	40,719
Workers’ compensation obligations	26,609	28,225
Environmental obligations	13,730	-
Other accrued benefits	10,901	11,029
Accrued royalties	10,011	9,532
Accrued lease payments	9,910	4,330
Diesel fuel hedge	986	5,915
Other accrued expenses	32,494	18,839

Total trade accounts payable and accrued expenses	$406,351	$413,790

PATRIOT COAL CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS – (Continued)
(14)	Income Taxes
     Income (loss) before income taxes and noncontrolling interest was income of $127.2 million and $142.7 million, and loss of $102.1 million, for the years ended December 31, 2009, 2008 and 2007, respectively, and consisted entirely of domestic results.
     The income tax rate differed from the U.S. federal statutory rate as follows:

	Year Ended December 31,
	2009	2008	2007
	(Dollars in thousands)

Federal statutory rate	$44,535	$49,955	$(35,751)
Depletion	(22,588)	(16,597)	(11,281)
State income taxes, net of U.S. federal tax benefit	3,520	5,692	(6,911)
Noncontrolling interest	-	-	(1,652)
Changes in valuation allowance	(27,225)	(42,871)	55,183
Changes in tax reserves	1,307	960	107
Other, net	451	2,861	305

Total	$-	$-	$-

     The tax effects of temporary differences that give rise to significant portions of the deferred tax assets and liabilities consisted of the following:

	December 31,
	2009	2008
	(Dollars in thousands)

Deferred tax assets:
Postretirement benefit obligations	$372,335	$425,087
Tax credits and loss carryforwards	240,471	133,860
Accrued workers’ compensation liabilities	98,051	92,199
Accrued reclamation and mine closing liabilities	89,406	98,084
Obligation to industry fund	16,357	12,672
Sales contract liabilities	124,157	274,704
Other	81,556	43,986

Total gross deferred tax assets	1,022,333	1,080,592

Deferred tax liabilities:
Property, plant, equipment and mine development, leased coal interests and advance royalties, principally due to differences in depreciation, depletion and asset writedowns	878,874	878,144
Long-term debt	12,758	15,824

Total gross deferred tax liabilities	891,632	893,968

Valuation allowance	(130,701)	(186,624)

Net deferred tax liability	$-	$-

Deferred taxes consisted of the following:
Current deferred income taxes	$-	$-
Noncurrent deferred income taxes	-	-

Net deferred tax liability	$-	$-

PATRIOT COAL CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS – (Continued)
     At December 31, 2009, the unrecognized tax benefits in our consolidated financial statements were immaterial, and if recognized, would not currently affect our effective tax rate as any recognition would be offset by valuation allowance. We do not expect any significant increases or decreases to our unrecognized tax benefits within 12 months of this reporting date.
     Due to the immaterial nature of our unrecognized tax benefits and the existence of net operating loss carryforwards, we have not currently accrued interest on any of our unrecognized tax benefits. We have considered the application of penalties on our unrecognized tax benefits and have determined, based on several factors, including the existence of net operating loss carryforwards, that no accrual of penalties related to our unrecognized tax benefits is required. If the accrual of interest or penalties becomes appropriate, we will record an accrual as part of our income tax provision.
     Our deferred tax assets include NOL carryforwards and AMT credits of $240.5 million and $133.9 million as of December 31, 2009 and 2008, respectively. The NOL carryforwards and AMT credits include amounts apportioned to us in accordance with the Internal Revenue Code and Treasury Regulations at the time of our spin-off from Peabody on October 31, 2007, Magnum NOL carryforwards from periods prior to the merger on July 23, 2008, and taxable losses from our operations for the last two months of 2007 and for the calendar years ended December 31, 2008 and December 31, 2009. The NOL carryforwards begin to expire in 2019, and the AMT credits have no expiration date.
     Overall, our net deferred tax assets are offset by a valuation allowance of $130.7 million and $186.6 million as of December 31, 2009 and 2008, respectively. The valuation allowance decreased by $55.9 million for the year ended December 31, 2009, primarily as a result of net future deductible temporary differences decreasing by $401.3 million (tax effected $162.5 million) during 2009, offset by increases in NOL carryforwards during 2009 of $263.2 million (tax effected $106.6 million). We evaluated and assessed the expected near-term utilization of net operating loss carryforwards, book and taxable income trends, available tax strategies and the overall deferred tax position to determine the valuation allowance required as of December 31, 2009 and 2008.
     The federal and state income tax returns for the Magnum companies for the tax years 2006-2008 remain subject to examination by the relevant taxing authorities. Patriot and the remainder of its subsidiaries were included in the consolidated Peabody income tax returns prior to November 1, 2007, with Peabody retaining all liability related to these returns. Therefore, for Patriot and the remainder of its subsidiaries, we only have examination exposure related to the Federal and state income tax returns for the two month tax year ended December 31, 2007 and for the year ended December 31, 2008.
     We made no federal income tax payments and made only immaterial state and local income tax payments for the years ended December 31, 2009 and 2008.
(15) Long-Term Debt
Our total indebtedness consisted of the following:

	December 31,
	2009	2008
	(Dollars in thousands)

3.25% Convertible Senior Notes due 2013	$167,501	$159,637
Capital leases	28,039	10,218
Promissory notes	10,453	11,438
Short-term borrowings	-	23,000

Total	$205,993	$204,293
Less current portion of debt	(8,042)	(28,170)

Long-term debt, less current maturities	$197,951	$176,123

PATRIOT COAL CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS – (Continued)
     Credit Facility
     Effective October 31, 2007, we entered into a $500 million, four-year revolving credit facility, which includes a $50 million swingline sub-facility and a letter of credit sub-facility, subsequently amended for the Magnum acquisition and the issuance of the convertible notes. In July 2009, we increased our revolving credit facility by $22.5 million, bringing the total credit facility to $522.5 million. This facility is available for our working capital requirements, capital expenditures and other corporate purposes. As of December 31, 2009, the balance of outstanding letters of credit issued against the credit facility totaled $352.1 million. As of December 31, 2008, the balance of outstanding letters of credit issued against the credit facility totaled $350.8 million, and $23.0 million short-term borrowings were outstanding under the sub-facility. The weighted-average effective interest rate of the sub-facility was 3.99% as of December 31, 2008. There were no short-term borrowings outstanding as of December 31, 2009. Availability under the credit facility was $170.4 million and $126.2 million as of December 31, 2009 and 2008, respectively.
     The obligations under our credit facility are secured by a first lien on substantially all of our assets, including but not limited to certain of our mines and coal reserves and related fixtures. The credit facility contains certain customary covenants, including financial covenants limiting our total indebtedness (maximum leverage ratio of 2.75) and requiring minimum EBITDA (as defined in the credit facility) coverage of interest expense (minimum interest coverage ratio of 4.0), as well as certain limitations on, among other things, additional debt, liens, investments, acquisitions and capital expenditures, future dividends and asset sales. The credit facility calls for quarterly reporting of compliance with financial covenants. The terms of the credit facility also contain certain customary events of default, which gives the lenders the right to accelerate payments of outstanding debt in certain circumstances. Customary events of default include breach of covenants, failure to maintain required ratios, failure to make principal payments or to make interest or fee payments within a grace period, and default, beyond any applicable grace period, on any of our other indebtedness exceeding a certain amount.
     In connection with the merger agreement with Magnum, we entered into an amendment dated as of April 2, 2008 to the credit facility. The amendment among other things, (i) permitted the merger with Magnum and the transactions contemplated by the merger agreement, (ii) increased the rate of interest applicable to loans and letters of credit fees under the credit facility and (iii) modified certain covenants and related definitions to allow for changes in permitted indebtedness, permitted liens, permitted capital expenditures and other changes in respect of Patriot and its subsidiaries in connection with the acquisition. The increase in the interest rate and the covenant modifications were effective with the closing of the acquisition. In connection with our issuance of the convertible notes discussed below, we entered into an amendment to the credit facility dated as of May 19, 2008, allowing the issuance of the convertible notes and modifying certain covenants for the period prior to the closing of the Magnum acquisition. On September 25, 2008, we entered into an amendment to the credit facility allowing, among other things, an increase to the permitted securitization programs without adjusting the capacity of the credit facility. At December 31, 2009 we were in compliance with the covenants of our amended credit facility.
     Private Convertible Notes Issuance
     On May 28, 2008, we completed a private offering of $200 million in aggregate principal amount of 3.25% Convertible Senior Notes due 2013 (the notes), including $25 million related to the underwriters’ overallotment option. The net proceeds of the offering were $193.5 million after deducting the initial purchasers’ commissions and fees and expenses of the offering. As discussed in Note 3, we adopted authoritative guidance related to accounting for convertible debt effective January 1, 2009, with retrospective application to the issuance date of these convertible notes. We utilized an interest rate of 8.85% to reflect the nonconvertible market rate of our offering upon issuance, which resulted in a $44.7 million discount to the convertible note balance and an increase to “Additional paid-in capital” to reflect the value of the conversion feature. The nonconvertible market interest rate was based on an analysis of similar securities trading in the market at the pricing date of the issuance, taking into account company specific data such as credit spreads and implied volatility. In addition, we allocated the financing costs related to the issuance of the convertible instruments between the debt and equity components. The debt discount is amortized over the contractual life of the convertible notes, resulting in additional interest expense above the contractual coupon amount.
     At December 31, 2008, the principal amount of the convertible notes of $200.0 million was adjusted for the debt discount of $40.4 million, resulting in a long-term convertible note balance of $159.6 million. At December 31, 2009, the debt discount was $32.5 million, resulting in a long-term convertible note balance of $167.5 million. For the year ended December 31, 2009, interest expense for the convertible notes was $14.4 million, which included debt discount amortization of $7.8 million. For the year ended December 31, 2008, interest expense for the convertible notes was $8.2 million, which included debt discount amortization of $4.2 million.

PATRIOT COAL CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS – (Continued)
     Interest on the notes is payable semi-annually in arrears on May 31 and November 30 of each year. The notes mature on May 31, 2013, unless converted, repurchased or redeemed in accordance with their terms prior to such date. The notes are senior unsecured obligations and rank equally with all of our existing and future senior debt and are senior to any subordinated debt. We used the proceeds of the offering to repay Magnum’s existing senior secured indebtedness and acquisition related fees and expenses. All remaining amounts were used for other general corporate purposes.
     The notes are convertible into cash and, if applicable, shares of Patriot’s common stock during the period from issuance to February 15, 2013, subject to certain conditions of conversion as described below. The conversion rate for the notes is 14.7778 shares of Patriot’s common stock per $1,000 principal amount of notes, which is equivalent to a conversion price of approximately $67.67 per share of common stock. The conversion rate and the conversion price are subject to adjustment for certain dilutive events, such as a future stock split or a distribution of a stock dividend.
     The notes require us to settle all conversions by paying cash for the lesser of the principal amount or the conversion value of the notes, and by settling any excess of the conversion value over the principal amount in cash or shares, at our option.
     Holders of the notes may convert their notes prior to the close of business on the business day immediately preceding February 15, 2013, only under the following circumstances: (1) during the five trading day period after any ten consecutive trading day period (the measurement period) in which the trading price per note for each trading day of that measurement period was less than 97% of the product of the last reported sale price of Patriot’s common stock and the conversion rate on each such trading day; (2) during any calendar quarter after the calendar quarter ending September 30, 2008, and only during such calendar quarter, if the last reported sale price of Patriot’s common stock for 20 or more trading days in a period of 30 consecutive trading days ending on the last trading day of the immediately preceding calendar quarter exceeds 130% of the conversion price in effect on each such trading day; (3) if such holder’s notes have been called for redemption or (4) upon the occurrence of corporate events specified in the indenture. The notes will be convertible, regardless of the foregoing circumstances, at any time from, and including, February 15, 2013 until the close of business on the business day immediately preceding the maturity date.
     The number of shares of Patriot’s common stock that we may deliver upon conversion will depend on the price of our common stock during an observation period as described in the indenture. Specifically, the number of shares deliverable upon conversion will increase as the common stock price increases above the conversion price of $67.67 per share during the observation period. The maximum number of shares that we may deliver is 2,955,560. However, if certain fundamental changes occur in Patriot’s business that are deemed “make-whole fundamental changes” in the indenture, the number of shares deliverable on conversion may increase, up to a maximum amount of 4,137,788 shares. These maximum amounts are subject to adjustment for certain dilutive events, such as a stock split or a distribution of a stock dividend.
     Holders of the notes may require us to repurchase all or a portion of our notes upon a fundamental change in our business, as defined in the indenture. The holders would receive cash for 100% of the principal amount of the notes, plus any accrued and unpaid interest.
     Patriot may redeem (i) some or all of the notes at any time on or after May 31, 2011, but only if the last reported sale price of our common stock for 20 or more trading days in a period of 30 consecutive trading days ending on the trading day prior to the date we provide the relevant notice of redemption exceeds 130% of the conversion price in effect on each such trading day, or (ii) all of the notes if at any time less than $20 million in aggregate principal amount of notes remain outstanding. In both cases, notes will be redeemed for cash at a redemption price equal to 100% of the principal amount of the notes to be redeemed, plus any accrued and unpaid interest up to, but excluding, the relevant redemption date.
     Under the indenture for the notes, if we fail to timely file any document or report required to be filed with the Securities and Exchange Commission pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934, as amended, (other than reports on Form 8-K), we are required to pay additional interest on the notes of 0.50% of the principal balance of the notes. This additional interest feature is considered an embedded derivative. Management has determined the fair value of this embedded derivative is de minimis as the probability of reports not being filed timely is remote and we have no history of late submissions.
     The notes and any shares of common stock issuable upon conversion have not been registered under the Securities Act of 1933, as amended (the Securities Act), or any state securities laws. The notes were only offered to qualified institutional buyers pursuant to Rule 144A promulgated under the Securities Act.

PATRIOT COAL CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS – (Continued)
     Bridge Loan Facility
     In connection with the Magnum acquisition agreement, we obtained a subordinated bridge loan financing commitment, allowing us to draw up to $150 million under the related bridge loan facility at the effective date of the acquisition to repay a portion of the outstanding debt of Magnum. We terminated the financing commitment on May 30, 2008, as a result of the Convertible Senior Notes issuance. For the year ended December 31, 2008, we recognized $1.5 million in commitment fees in connection with the financing commitment, which were included in “Interest expense” in the consolidated statements of operations.
     Capital Lease Obligations and Other
     Capital lease obligations include a capital lease related to the Blue Creek mining complex preparation plant as well as obligations assumed in the Magnum acquisition, primarily for mining equipment. As of December 31, 2009, “Property, plant, equipment and mine development” on the consolidated balance sheets includes approximately $25.0 million related to assets subject to capital leases, of which $22.0 million is related to the Blue Creek mining complex preparation plant. As of December 31, 2008, “Property, plant, equipment and mine development” on the consolidated balance sheets includes approximately $7.6 million related to assets subject to capital leases and $13.5 million related to a capital lease for the Blue Creek mining complex preparation plant. Amortization of capital leases is included in “Depreciation, depletion and amortization” in the consolidated statements of operations. See Note 12 for additional information on our capital lease obligations.
     The aggregate amounts of long-term debt maturities subsequent to December 31, 2009, including capital lease obligations, were as follows:

(Dollars in
Year of Maturity	thousands)

2010	$8,042
2011	3,329
2012	3,033
2013	203,294
2014	3,581
2015 and thereafter	17,213

Total cash payments on debt	238,492
Debt discount on convertible notes	(32,499)

Total long-term debt	$205,993

     Cash interest paid on long-term debt was $8.9 and $5.2 million for the years ended December 31, 2009 and 2008, respectively. Prior to the spin-off, all cash payments for interest were made by our former parent, Peabody.
     Promissory Notes
     In conjunction with an exchange transaction involving the acquisition of Illinois Basin coal reserves in 2005, we entered into promissory notes. The promissory notes and related interest are payable in annual installments of $1.7 million beginning January 2008. The promissory notes mature in January 2017. At December 31, 2009, the short-term portion of the promissory notes was $1.0 million.

PATRIOT COAL CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS – (Continued)
(16) Derivatives
     We utilize derivative financial instruments to manage exposure to certain commodity prices. Authoritative guidance requires the recognition of derivative financial instruments at fair value in the consolidated balance sheets. For derivatives that are not designated as hedges, the periodic change in fair value is recorded directly to earnings. For derivative instruments that are eligible and designated as cash flow hedges, the periodic change in fair value is recorded to “Accumulated other comprehensive loss” until the hedged transaction occurs or the relationship ceases to qualify for hedge accounting. In addition, if a portion of the change in fair value for a cash flow hedge is deemed ineffective during a reporting period, the ineffective portion of the change in fair value is recorded directly to earnings.
     We have commodity risk related to our diesel fuel purchases. To manage a portion of this risk, we entered into heating oil swap contracts with financial institutions. The changes in diesel fuel and heating oil prices are highly correlated, thus allowing the swap contracts to be designated as cash flow hedges of anticipated diesel fuel purchases. As of December 31, 2009, the notional amounts outstanding for these swaps included 12.0 million gallons of heating oil expiring throughout 2010. In 2010, we expect to purchase approximately 22 million gallons of diesel fuel across all operations. Aside from the hedging activities, a $0.10 per gallon change in the price of diesel fuel would impact our annual operating costs by approximately $2.2 million. For the year ended December 31, 2009, we recognized a loss of $5.3 million in earnings on settled contracts. Based on the analysis required by authoritative guidance, a portion of the fair value for the cash flow hedges was deemed ineffective for the year ended December 31, 2009 and 2008, resulting in less than $0.1 million recorded directly to earnings.
     The following table presents the fair values of our derivatives and the amounts of unrealized gains and losses, net of tax, included in “Accumulated other comprehensive loss” related to fuel hedges in the consolidated balance sheets. See Note 11 for a rollforward of “Accumulated other comprehensive loss” for our fuel hedges.

	December 31,
	2009	2008
	(Dollars in thousands)

Fair value of current fuel contracts (Prepaid expenses and other current assets)	$2,021	$-
Fair value of current fuel contracts (Trade accounts payable and accrued expenses)	986	5,915
Fair value of noncurrent fuel contracts (Other noncurrent liabilities)	-	3,780
Net unrealized gains (losses) from fuel hedges, net of tax (Accumulated other comprehensive loss)	1,035	(9,695)
     We utilized NYMEX quoted market prices for the fair value measurement of these contracts, which reflects a Level 2 fair value input.

PATRIOT COAL CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS – (Continued)
(17) Asset Retirement Obligations
     Reconciliations of our liability for asset retirement obligations were as follows:

	December 31,
	2009	2008
	(Dollars in thousands)

Balance at beginning of year	$224,180	$134,364
Liabilities incurred	4,113	203
Liabilities settled or disposed	(16,248)	(6,540)
Accretion expense	25,395	19,116
Revisions to estimate	1,780	1,057
Liabilities acquired through acquisition	5,298	75,980

Balance at end of year	$244,518	$224,180

     As of December 31, 2009, asset retirement obligations of $244.5 million consisted of $183.1 million related to locations with active mining operations and $61.4 million related to locations that are closed or inactive. As of December 31, 2008, asset retirement obligations of $224.2 million consisted of $171.8 million related to locations with active mining operations and $52.4 million related to locations that are closed or inactive. The credit-adjusted, risk-free interest rates were 9.45% and 9.00% at January 1, 2009 and 2008, respectively.
     As of December 31, 2009, we had $221.2 million in surety bonds and letters of credit outstanding to secure our reclamation obligations or activities.
     As of December 31, 2009, Arch Coal, Inc. (Arch) held surety bonds of $93.3 million related to properties acquired by Patriot in the Magnum acquisition, of which $91.7 million related to reclamation. As a result of the acquisition, Patriot is required to post letters of credit in Arch’s favor for the amount of the accrued reclamation liabilities no later than February 2011.
(18) Workers’ Compensation Obligations
     Certain of our operations are subject to the Federal Coal Mine Health and Safety Act of 1969, and the related workers’ compensation laws in the states in which we operate. These laws require our operations to pay benefits for occupational disease resulting from coal workers’ pneumoconiosis (occupational disease). Provisions for occupational disease costs are based on determinations by independent actuaries or claims administrators.
     We provide income replacement and medical treatment for work related traumatic injury claims as required by applicable state law. Provisions for estimated claims incurred are recorded based on estimated loss rates applied to payroll and claim reserves determined by independent actuaries or claims administrators. Certain of our operations are required to contribute to state workers’ compensation funds for second injury and other costs incurred by the state fund based on a payroll-based assessment by the applicable state. Provisions are recorded based on the payroll-based assessment criteria.
     The workers’ compensation provision consists of the following components:

	Year Ended December 31,
	2009	2008	2007
	(Dollars in thousands)

Service cost	$5,462	$3,382	$2,971
Interest cost	9,042	9,876	9,124
Net amortization of actuarial gains	(4,504)	(4,009)	(1,607)

Total occupational disease	10,000	9,249	10,488
Traumatic injury claims	18,798	13,261	13,160
State assessment taxes	2,503	2,546	4,373

Total provision	$31,301	$25,056	$28,021

PATRIOT COAL CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS – (Continued)
     The increase in traumatic workers’ compensation costs in 2009 primarily reflects the integration of Magnum operations for the full year versus five months in 2008.
     The weighted-average assumptions used to determine the workers’ compensation provision were as follows:

	Year Ended December 31,
	2009	2008	2007

Discount rate:
Occupational disease	6.00%	6.40%	6.00%
Traumatic injury	6.06%	5.80%	6.00%
Inflation rate	3.50%	3.50%	3.50%
     Workers’ compensation obligations consist of amounts accrued for loss sensitive insurance premiums, uninsured claims, and related taxes and assessments under black lung and traumatic injury workers’ compensation programs.
     The workers’ compensation obligations consisted of the following:

	December 31,
	2009	2008
	(Dollars in thousands)

Occupational disease costs	$152,079	$154,527
Traumatic injury claims	68,249	61,878

Total obligations	220,328	216,405
Less current portion (included in Accrued expenses)	(26,609)	(28,225)

Noncurrent obligations (included in Workers’ compensation obligations)	$193,719	$188,180

     The accrued workers’ compensation liability recorded on the consolidated balance sheets at December 31, 2009 and 2008 reflects the accumulated benefit obligation less any portion that is currently funded. The accumulated actuarial gain that has not yet been reflected in net periodic postretirement benefit costs is included in “Accumulated other comprehensive loss.”
     As of December 31, 2009, we had $201.1 million in surety bonds and letters of credit outstanding to secure workers’ compensation obligations.
     Peabody guarantees certain of our workers’ compensation obligations which totaled $152.1 million at December 31, 2009, with the U.S. Department of Labor (DOL). We will be required to either post letters of credit in Peabody’s favor if Peabody continues to guarantee this obligation or post our own surety directly with the DOL by July 2011.

PATRIOT COAL CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS – (Continued)
     The reconciliation of changes in the occupational disease liability benefit obligation is as follows:

	December 31,
	2009	2008
	(Dollars in thousands)

Change in benefit obligation:
Beginning of year obligation	$154,527	$155,829
Service cost	5,462	3,382
Interest cost	9,042	9,876
Acquisitions/divestitures	-	3,176
Net change in actuarial gain	(6,508)	(6,876)
Benefit and administrative payments	(10,444)	(10,860)

Net obligation at end of year	152,079	154,527
Change in plan assets:
Fair value of plan assets at beginning of period	-	-
Employer contributions	10,444	10,860
Benefits paid	(10,444)	(10,860)

Fair value of plan assets at end of period	-	-

Obligation at end of period	$152,079	$154,527

     The liability for occupational disease claims represents the actuarially-determined present value of known claims and an estimate of future claims that will be awarded to current and former employees. The liability for occupational disease claims was based on a discount rate of 5.9% and 6.0% at December 31, 2009 and 2008, respectively. Traumatic injury workers’ compensation obligations are estimated from both case reserves and actuarial determinations of historical trends, discounted at 4.8% and 6.1% as of December 31, 2009 and 2008, respectively.
     Federal Black Lung Excise Tax Refunds
     In addition to the obligations discussed above, certain subsidiaries of Patriot are required to pay black lung excise taxes to the Federal Black Lung Trust Fund (the Trust Fund). The Trust Fund pays occupational disease benefits to entitled former miners who worked prior to July 1, 1973. Excise taxes are based on the selling price of coal, up to a maximum of $1.10 per ton for underground mines and $0.55 per ton for surface mines. We had a receivable for excise tax refunds of $5.8 million as of December 31, 2008, related to new legislation that allowed for excise taxes paid in prior years on export coal and related interest to be refunded to us, which was included in “Accounts receivable and other” in the consolidated balance sheet. This amount, as well as an additional $3.9 million, was collected in 2009.

PATRIOT COAL CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS – (Continued)
(19) Pension and Savings Plans
     Multi-Employer Pension Plans
     Certain subsidiaries participate in multi-employer pension plans (the 1950 Plan and the 1974 Plan), which provide defined benefits to substantially all hourly coal production workers represented by the UMWA. Benefits under the UMWA plans are computed based on service with the subsidiaries or other signatory employers. The 1950 Plan and the 1974 Plan qualify as multi-employer benefit plans, allowing us to recognize expense as contributions are made. The expense related to these funds was $18.3 million, $13.5 million and $6.9 million for the years ended December 31, 2009, 2008, and 2007, respectively. In December 2006, the 2007 National Bituminous Coal Wage Agreement was signed, which required funding of the 1974 Plan through 2011 under a phased funding schedule. The funding is based on an hourly rate for certain UMWA workers. Under the labor contract, the per-hour funding rate increased to $4.25 in 2009 and increases each year thereafter until reaching $5.50 in 2011. We expect to pay approximately $22 million related to these funds in 2010. Contributions to these funds could increase as a result of future collective bargaining with the UMWA, a shrinking contribution base as a result of the insolvency of other coal companies who currently contribute to these funds, lower than expected returns on pension fund assets or other funding deficiencies.
     Defined Contribution Plans
     Patriot sponsors employee retirement accounts under a 401(k) plan for eligible salaried and non-union hourly employees of the Company (the 401(k) Plan). Generally, Patriot matches voluntary contributions to the 401(k) Plan up to specified levels. The match was temporarily suspended for the second half of 2009. Prior to the spin-off, Peabody also sponsored a similar 401(k) plan in which eligible Patriot employees could participate. A performance contribution feature under both Patriot’s plan and Peabody’s plan allows for additional contributions based upon meeting specified performance targets. We recognized expense for these plans of $4.5 million, $6.1 million and $3.4 million for the years ended December 31, 2009, 2008 and 2007, respectively.
     In addition, Magnum had three defined contribution plans prior to the acquisition. The first two were the Magnum Coal Company 401(k) Plan and the Day Mining, LLC Employee Savings Plan. These plans matched voluntary employee contributions up to specified levels, similar to Patriot’s 401(k) Plan. Additionally, certain employees were covered by the Magnum Coal Company Defined Contribution Retirement Plan based on age and compensation. Magnum funded the plan in an amount not less than the minimum statutory funding requirements or more than the maximum amount allowed to be deducted for federal income tax purposes. Expenses incurred under these plans were $2.4 million for the year ended December 31, 2008. These plans were merged into Patriot’s 401(k) Plan effective December 31, 2008.
(20) Postretirement Healthcare Benefits
     We currently provide healthcare and life insurance benefits to qualifying salaried and hourly retirees and their dependents from defined benefit plans established by Peabody and continued by Patriot after the spin-off. Plan coverage for health and life insurance benefits is provided to certain hourly retirees in accordance with the applicable labor agreement.
     Net periodic postretirement benefit costs included the following components:

	Year Ended December 31,
	2009	2008	2007
	(Dollars in thousands)

Service cost for benefits earned	$3,715	$1,731	$981
Interest cost on accumulated postretirement benefit obligation	70,509	51,472	65,964
Amortization of prior service cost	(551)	(680)	(1,306)
Amortization of actuarial losses	18,813	13,516	34,260

Net periodic postretirement benefit costs	$92,486	$66,039	$99,899

PATRIOT COAL CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS – (Continued)
     The following table sets forth the plan’s combined funded status reconciled with the amounts shown in the consolidated balance sheets:

	December 31,
	2009	2008
	(Dollars in thousands)

Change in benefit obligation:
Accumulated postretirement benefit obligation at beginning of period	$1,064,928	$554,748
Service cost	3,715	1,731
Interest cost	70,509	51,472
Participant contributions	969	412
Plan amendments	(19,391)	-
Acquisitions/divestitures	-	456,396
Benefits paid	(65,203)	(42,491)
Change in actuarial loss	181,523	42,660

Accumulated postretirement benefit obligation at end of period	1,237,050	1,064,928

Change in plan assets:
Fair value of plan assets at beginning of period	-	-
Employer contributions	64,234	42,079
Participant contributions	969	412
Benefits paid and administrative fees (net of Medicare Part D reimbursements)	(65,203)	(42,491)

Fair value of plan assets at end of period	-	-

Accrued postretirement benefit obligation	1,237,050	1,064,928
Less current portion (included in Accrued expenses)	(67,069)	(61,674)

Noncurrent obligation (included in Accrued postretirement benefit costs)	$1,169,981	$1,003,254

     The accrued postretirement benefit liability recorded on the consolidated balance sheets at December 31, 2009 and 2008 reflects the accumulated postretirement benefit obligation less any portion that is currently funded. The accumulated actuarial loss and prior service costs that have not yet been reflected in net periodic postretirement benefit costs are included in “Accumulated other comprehensive loss.”
     The change to the actuarial loss reflects changes in actuarial assumptions including, among others, the discount rate, healthcare cost trend rate, grade-down period for the trend rate, ultimate trend rate, retirement and mortality rates. The increase in the actuarial loss in 2009 was mainly impacted by a lower discount rate, negative claims cost experience and an increase in expected beneficiaries due to retirement age, turnover rates and mortality rates.
     We amortize actuarial gains and losses using a 0% corridor with an amortization period that covers the average remaining service period of active employees (6.16 years, 6.47 years and 6.47 years utilized for 2009, 2008 and 2007, respectively). For the year ending December 31, 2010, an estimated actuarial loss of $36.5 million and an estimated gain from prior service cost of $0.8 million will be amortized from accumulated comprehensive loss into net periodic postretirement costs.
     The weighted-average assumptions used to determine the benefit obligations as of the end of each year were as follows:

	Year Ended December 31,
	2009	2008

Discount rate	6.30%	6.80%
Rate of compensation increase	3.50%	3.50%
Measurement date	December 31, 2009	December 31, 2008

PATRIOT COAL CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS – (Continued)
     The weighted-average assumptions used to determine net periodic benefit cost were as follows:

	Year Ended December 31,
	2009	2008	2007

Discount rate	6.80%	6.80%	6.00%
Rate of compensation increase	3.50%	3.50%	3.50%
Measurement date	December 31, 2008	December 31, 2007	December 31, 2006
     Due to the valuation under purchase accounting, the discount rate used for Magnum operations for the five months of 2008 following acquisition was 7.25%. In 2009, the discount rate of 6.80% was utilized across all operations.
     The following presents information about the assumed healthcare cost trend rate:

	Year Ended December 31,
	2009	2008

Healthcare cost trend rate assumed for next year	7.00%	9.25%
Rate to which the cost trend is assumed to decline (the ultimate trend rate)	5.00%	4.75%
Year that the rate reaches that ultimate trend rate	2016	2014
     Assumed healthcare cost trend rates have a significant effect on the amounts reported for healthcare plans. A one percentage-point change in the assumed healthcare cost trend would have the following effects:

	+1.0%	-1.0%
	(Dollars in thousands)

Effect on total service and interest cost components	$9,306	$(7,758)
Effect on year-end postretirement benefit obligation	160,756	(138,189)
     Plan Assets
     Our postretirement benefit plans are unfunded.
     Estimated Future Benefits Payments
     The following benefit payments (net of retiree contributions), which reflect expected future service, as appropriate, are expected to be paid by Patriot:

Postretirement
Benefits
(Dollars in thousands)

2010	$67,069
2011	72,337
2012	76,848
2013	81,532
2014	85,119
Years 2015-2018	457,581
     Plan Changes
     In 2009, changes were made to certain defined benefit plans for retired and active, salaried individuals resulting in a reduction to projected healthcare costs of $8.5 million that will be amortized over 7.0 years and a reduction to projected healthcare costs of $10.9 million that will be amortized over 12.5 years.

PATRIOT COAL CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS – (Continued)
     Assumption of Certain Patriot Liabilities
     Peabody assumed certain of our retiree healthcare liabilities at the spin-off, which had a present value of $665.0 million as of December 31, 2009 and are not reflected above. These liabilities included certain obligations under the Coal Act for which Peabody and Patriot are jointly and severally liable, obligations under the 2007 National Bituminous Coal Wage Act for which Patriot is secondarily liable, and obligations for certain active, vested employees of Patriot.
     Multi-Employer Benefit Plans
     Retirees formerly employed by certain subsidiaries and their predecessors receive health benefits provided by the Combined Fund, a fund created by the Coal Act, if they meet the following criteria: they were members of the UMWA; last worked before January 1, 1976; and were receiving health benefits on July 20, 1992. The Coal Act requires former employers (including certain entities of the Company) and their affiliates to contribute to the Combined Fund according to a formula. The Coal Act also established the 1992 Benefit Plan, which provides medical and death benefits to persons who are not eligible for the Combined Fund, who retired prior to October 1, 1994. A prior national labor agreement established the 1993 Benefit Plan to provide health benefits for retired miners not covered by the Coal Act. The 1993 Benefit Plan provides benefits to qualifying retired former employees, who retired after September 30, 1994, of certain signatory companies which have gone out of business and defaulted in providing their former employees with retiree medical benefits. Beneficiaries continue to be added to this fund as employers go out of business. We expect to pay $16.2 million in 2010 related to these funds.
     The Surface Mining Control and Reclamation Act of 2006 (the 2006 Act), enacted in December 2006, amended the federal laws establishing the Combined Fund, 1992 Benefit Plan and the 1993 Benefit Plan. Among other things, the 2006 Act guarantees full funding of all beneficiaries in the Combined Fund, provides funds on a phased-in basis for the 1992 Benefit Plan, and authorizes the trustees of the 1993 Benefit Plan to determine the contribution rates through 2010 for pre-2007 beneficiaries. The new and additional federal expenditures to the Combined Fund, 1992 Benefit Plan, 1993 Benefit Plan and certain Abandoned Mine Land payments to the states and Indian tribes are collectively limited by an aggregate annual cap of $490 million. To the extent that (i) the annual funding of the programs exceeds this amount (plus the amount of interest from the Abandoned Mine Land trust fund paid with respect to the Combined Fund), and (ii) Congress does not allocate additional funds to cover the shortfall, contributing employers and affiliates, including some of our entities, would be responsible for the additional costs.
     We have recorded actuarially determined liabilities representing a portion of the amount anticipated to be due to these funds. The noncurrent portion related to these obligations was $42.2 million and $42.6 million as of December 31, 2009 and 2008, respectively, and is reflected in “Obligation to industry fund” in the consolidated balance sheets. The current portion related to these obligations reflected in “Trade accounts payable and accrued expenses” in the consolidated balance sheets was $6.3 million and $6.6 million as of December 31, 2009 and 2008, respectively. Expense of $3.2 million was recognized related to these obligations for the year ended December 31, 2009, and consisted of interest discount of $3.4 million and amortization of actuarial gain of $0.2 million. Expense of $2.6 million was recognized related to these obligations for the year ended December 31, 2008, and consisted of interest discount of $2.7 million and amortization of actuarial gain of $0.1 million. Expense of $2.9 million was recognized related to these obligations for the year ended December 31, 2007, and consisted of interest discount of $2.3 million and amortization of actuarial loss of $0.6 million. We made payments of $6.3 million, $6.1 million and $5.5 million to these obligations for the years ended December 31, 2009, 2008 and 2007, respectively.
     The obligation to industry fund recorded on the consolidated balance sheets at December 31, 2009 and 2008 reflects the obligation less any portion that is currently funded. The accumulated actuarial gain or loss that has not yet been reflected in expense as of December 31, 2009 and 2008 was a loss of $1.8 million and a gain of $0.8 million, respectively, and is included in “Accumulated other comprehensive loss.”
     A portion of these funds qualify as multi-employer benefit plans, which allows us to recognize expense as contributions are made. The expense related to these funds was $11.2 million, $11.8 million and $15.9 million for the years ended December 31, 2009, 2008 and 2007, respectively.
     Pursuant to the amended provisions of the 1992 Benefit Plan, we are required to provide security in an amount equal to one times the annual cost of providing healthcare benefits for all individuals receiving benefits from the 1992 Benefit Plan who are attributable to Patriot, plus all individuals receiving benefits from an individual employer plan maintained by Patriot who are entitled to receive such benefits.

PATRIOT COAL CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS – (Continued)
(21) Related Party Transactions
     Prior to the spin-off, we routinely entered into transactions with Peabody and its affiliates. The terms of these transactions were outlined in agreements executed by Peabody and its affiliates.
     We sold 8.8 million tons of coal resulting in revenues of $456.1 million for the year ended December 31, 2009; 12.1 million tons of coal resulting in revenues of $578.1 million for the year ended December 31, 2008; and 21.6 million tons of coal resulting in revenues of $1.03 billion for the year ended December 31, 2007 to a marketing affiliate of Peabody, which negotiated and maintained coal sales contracts. These revenues were recorded in both the Appalachia and Illinois Basin segments. As of December 31, 2009 and 2008, “Accounts receivable and other” on the consolidated balance sheets included $42.2 million and $34.8 million, respectively, of outstanding trade receivables from Peabody related to coal sales.
     Selling and administrative expenses include $37.3 million for the year ended December 31, 2007 for services provided by Peabody and represent an allocation of Peabody general corporate expenses to all of its mining operations, both foreign and domestic, based on principal activity, headcount, tons sold and revenues as applicable to the specific expense being allocated. The allocated expenses generally reflected service costs for: marketing and sales, legal, finance and treasury, public relations, human resources, environmental engineering and internal audit. Different general accounting allocation bases or methods could have been used and could have resulted in significantly different results. The allocation from Peabody was not necessarily indicative of the selling and administrative expenses that would have been incurred if Patriot had been an independent entity.
     We recognized interest expense of $4.1 million for the year ended December 31, 2007 related to a $62.0 million intercompany demand note payable to Peabody, which was forgiven at spin-off.
     We entered into certain agreements with Peabody to provide transition services following the spin-off, which were completed by September 30, 2008. For the year ended December 31, 2008, transition service expenses were $1.4 million, and are included in “Selling and administrative expenses” in the consolidated statements of operations.
     In 2007 we received contributions from Peabody of $43.6 million primarily for the funding of acquisitions prior to the spin-off.
     In June 2007, Peabody exchanged numerous oil and gas rights and assets owned throughout its operations, including some owned by Patriot, for coal reserves in West Virginia and Kentucky. Peabody did not allocate gain recognized from this transaction to Patriot but contributed to Patriot approximately 28 million tons of West Virginia coal reserves. These reserves are located in the Pittsburgh coal seam adjacent to Patriot’s Federal No. 2 mining operations and were valued at $45.2 million.
     ArcLight Energy Partners Fund I L.P. (ArcLight) is a significant stockholder of Patriot due to its former ownership of Magnum. In January 2007, ArcLight purchased from a third party rights to a royalty stream based on coal mined on certain properties, and then leased the rights to one of Magnum’s operations. Royalty payments to ArcLight for the year ended December 31, 2009 and for the period from July 23, 2008 to December 31, 2008 were approximately $1.0 million and $475,000, respectively.
(22) Guarantees
     In the normal course of business, we are party to guarantees and financial instruments with off-balance-sheet risk, such as bank letters of credit, performance or surety bonds and other guarantees and indemnities, which are not reflected in the accompanying consolidated balance sheets. Such financial instruments are valued based on the amount of exposure under the instrument and the likelihood of required performance. Management does not expect any material losses to result from these guarantees or off-balance-sheet instruments.

PATRIOT COAL CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS – (Continued)
     Letters of Credit and Bonding
     Letters of credit and surety bonds in support of our reclamation, lease, workers’ compensation and other obligations were as follows as of December 31, 2009:

			Workers’	Retiree
	Reclamation	Lease	Compensation	Health
	Obligations	Obligations	Obligations	Obligations	Other(1)	Total
	(Dollars in thousands)
Surety bonds	$135,986	$-	$44	$-	$16,786	$152,816
Letters of credit	85,184	10,287	201,034	50,487	5,142	352,134
Third-party guarantees	-	-	-	-	1,819	1,819

	$221,170	$10,287	$201,078	$50,487	$23,747	$506,769

(1) Other includes letters of credit and surety bonds related to collateral for surety companies and bank guarantees, road maintenance and performance guarantees.
     As of December 31, 2009, Arch held surety bonds of $93.3 million related to properties acquired by Patriot in the Magnum acquisition, of which $91.7 million related to reclamation. As a result of the acquisition, Patriot is required to post letters of credit in Arch’s favor for the amount of the accrued reclamation liabilities no later than February 2011.
     Peabody guarantees certain of our workers’ compensation obligations which totaled $152.1 million at December 31, 2009, with the U.S. Department of Labor (DOL). We will be required to either post letters of credit in Peabody’s favor if Peabody continues to guarantee this obligation or post our own surety directly with the DOL by July 2011.
     In relation to an exchange transaction involving the acquisition of Illinois Basin coal reserves in 2005, we guaranteed bonding for a partnership in which we formerly held an interest. The aggregate amount that we guaranteed was $2.8 million and the fair value of the guarantee recognized as a liability was $0.3 million as of December 31, 2009. Our obligation under the guarantee extends to September 2015.
     Other Guarantees
     We are the lessee or sublessee under numerous equipment and property leases. It is common in such commercial lease transactions for Patriot, as the lessee, to agree to indemnify the lessor for the value of the property or equipment leased, should the property be damaged or lost during the course of our operations. We expect that losses with respect to leased property would be covered by insurance (subject to deductibles). Patriot and certain of our subsidiaries have guaranteed other subsidiaries’ performance under their various lease obligations. Aside from indemnification of the lessor for the value of the property leased, our maximum potential obligations under their leases are equal to the respective future minimum lease payments, assuming no amounts could be recovered from third parties.
(23) Commitments and Contingencies
     Commitments
     As of December 31, 2009, purchase commitments for capital expenditures were $24.9 million.
     Other
     On occasion, we become a party to claims, lawsuits, arbitration proceedings and administrative procedures in the ordinary course of business. Our significant legal proceedings are discussed below.

PATRIOT COAL CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS – (Continued)
     Clean Water Act Permit Issues
     The federal Clean Water Act and corresponding state and local laws and regulations affect coal mining operations by restricting the discharge of pollutants, including dredged or fill materials, into waters of the United States. In particular, the Clean Water Act requires effluent limitations and treatment standards for wastewater discharge through the National Pollution Discharge Elimination System (NPDES) program. NPDES permits, which we must obtain for both active and historical mining operations, govern the discharge of pollutants into water, require regular monitoring and reporting, and set forth performance standards. States are empowered to develop and enforce “in-stream” water quality standards, which are subject to change and must be approved by the Environmental Protection Agency (EPA). In-stream standards vary from state to state.
     Environmental claims and litigation in connection with our various NPDES permits, and related Clean Water Act issues, include the following:
     EPA Consent Decree
     In February 2009, we entered into a consent decree with the EPA and the West Virginia Department of Environmental Protection (WVDEP) to resolve certain claims under the Clean Water Act and the West Virginia Water Pollution Control Act relating to NPDES permits at several Magnum mining operations in West Virginia that existed prior to our acquisition of these operations. The consent decree was entered by the federal district court on April 30, 2009. Under the terms of the consent decree, we paid a civil penalty of $6.5 million in June 2009. We also could be subject to stipulated penalties in the future for failure to comply with certain permit requirements as well as certain other terms of the consent decree. Because our operations are complex and periodically exceed our permit limitations, it is possible that we will have to pay stipulated penalties in the future, but we do not expect the amounts of any such penalties to be material. The civil penalty of $6.5 million was accrued as part of the Magnum acquisition purchase accounting described in Note 6. The consent decree also requires us to implement an enhanced company-wide environmental management system, which includes regular compliance audits, electronic tracking and reporting, and annual training for all employees and contractors with environmental responsibilities. In addition, we will complete several stream restoration projects in consultation with the EPA and WVDEP. These latter requirements could result in incremental operating costs in addition to the $6.5 million civil penalty. We anticipate the incremental costs will be between $5 million and $10 million.
     In a separate administrative proceeding with the WVDEP, we paid a civil penalty of $315,000 in the second quarter of 2009 for past violations of other NPDES permits held by certain subsidiaries.
     Apogee Coal Company, LLC (Apogee)
     In 2007, Apogee, one of our subsidiaries, was sued in the U.S. District Court for the Southern District of West Virginia (U.S. District Court) by the Ohio Valley Environmental Coalition, Inc. (OVEC) and another environmental group (pursuant to the citizen suit provisions of the Clean Water Act). We refer to this lawsuit as the Federal Apogee Case. This lawsuit alleged that Apogee had violated water discharge limits for selenium set forth in one of its NPDES permits. The lawsuit sought fines and penalties as well as injunctions prohibiting Apogee from further violating laws and its permit.
     On March 19, 2009, the U.S. District Court approved a consent decree between Apogee, Hobet and the plaintiffs. The consent decree extended the compliance deadline to April 5, 2010 and added interim reporting requirements up to that date. Under the terms of the March 2009 consent decree, we paid a $50,000 penalty to the U.S. Treasury and $325,000 in attorneys’ fees in the second quarter of 2009. We also agreed to spend approximately $350,000 to implement a pilot project using certain reverse osmosis technology to determine whether the technology can effectively treat selenium discharges from mining outfalls, and to undertake interim reporting obligations. Finally, we agreed to comply with our NPDES permit’s water discharge limits for selenium by April 5, 2010. We have completed the pilot project and submitted our findings for review as required under the consent decree. We continue to install treatment systems at various permitted outfalls, but we will be unable to comply with selenium discharge limits by April 5, 2010 due to the ongoing inability to identify effective technology. We intend to seek a modification of the consent decree, to among other things, extend the compliance deadlines in order to continue our efforts to identify viable treatment alternatives.

PATRIOT COAL CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS – (Continued)
     Currently, available technology has not been fully tested or proven effective at addressing selenium discharges in excess of allowable limits in mining outfalls similar to ours, and alternative technology is still in the research stage of development. The potential solutions identified to date, including the technology we are currently utilizing, have not been proven to be effective at all scales of operation, and otherwise may not be feasible, particularly at larger scale operations, due to a range of problems concerning technological issues, prohibitive implementation costs and other issues. While we are actively continuing to explore options, there can be no assurance as to when a definitive solution will be identified and implemented.
     Legislative developments in West Virginia have created the potential for industry-wide selenium compliance deadlines to be extended from 2010 to 2012. On May 13, 2009, the Governor of West Virginia signed a bill that authorized the WVDEP to extend selenium compliance deadlines to 2012 and appropriated state funds for selenium research. The bill cites “concerns within West Virginia regarding the applicability of the research underlying the federal selenium criteria to a state such as West Virginia which has high precipitation rates and free-flowing streams and that the alleged environmental impacts that were documented in the applicable federal research have not been observed in West Virginia.” As a result of this bill, the WVDEP is required to perform research that will assist in better defining and developing state laws and regulations addressing selenium discharges.
     We estimated the costs to treat our selenium discharges in excess of allowable limits at a net present value of $85.2 million as of the Magnum acquisition date. This liability reflects the estimated costs of the treatment systems necessary to be installed and maintained with the goal of meeting the requirements of current court orders, consent decrees and mining permits. This estimate was prepared considering the dynamics of current legislation, capabilities of currently available technology and our planned remediation strategy. Future changes to legislation, findings from current research initiatives and the pace of future technological progress could result in costs that differ from our current estimates, which could have a material adverse affect on our results of operations, cash flows and financial condition. Additionally, any failure to meet the deadlines set forth in the March 2009 consent decree or established by the federal government or the State of West Virginia or to otherwise comply with selenium limits in our permits could result in further litigation against us, an inability to obtain new permits or to maintain existing permits, and the imposition of significant and material fines and penalties or other costs and could otherwise materially adversely affect our results of operations, cash flows and financial condition.
     Hobet Mining, LLC (Hobet)
     In 2007, Hobet was sued for exceeding effluent limits contained in its NPDES permits in state court in Boone County by the WVDEP. We refer to this case as the WVDEP Action. In 2008, OVEC and another environmental group filed a lawsuit against Hobet and WVDEP in the U.S. District Court (pursuant to the citizen suit provisions of the Clean Water Act). We refer to this case as the Federal Hobet Case. The Federal Hobet Case involved the same four NPDES permits that were the subject of the WVDEP Action in state court. However, the Federal Hobet Case focused exclusively on selenium exceeding allowable limits in permitted water discharges, while the WVDEP Action addressed all effluent limits, including selenium, established by the permits. The Federal Hobet Case was included in the same March 19, 2009 consent decree that addressed the Federal Apogee Case discussed above, and the terms of that consent decree, including the April 5, 2010 deadline to comply with the selenium effluent limits established by our permits, also apply to Hobet.
     The WVDEP Action was resolved by a settlement and consent order entered in the Boone County circuit court on September 5, 2008. As part of the settlement, we paid approximately $1.5 million in civil penalties, with the final payment made in July 2009. The settlement also required us to complete five supplemental environmental projects estimated to cost approximately $2.6 million, many of which focus on identifying methods for treatment of selenium discharges and studying the effects of selenium on aquatic wildlife. Finally, we agreed to make gradual reductions in the selenium discharges from our Hobet Job 21 surface mine, to achieve full compliance with our NPDES permits by April 2010, and to study potential treatments for wastewater runoff.
     On October 8, 2009, a motion to enter a modified settlement and consent order was submitted to the Boone County circuit court. This motion to modify the settlement and consent order was jointly filed by Patriot and the WVDEP. The motion includes, among other term modifications, an extension of the date to achieve full compliance with our NPDES permits from April 2010 to July 2012. On December 3, 2009, the Boone County circuit court approved and entered the modified settlement and consent order.

PATRIOT COAL CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS – (Continued)
     As a result of ongoing litigation and federal regulatory initiatives related to water quality standards that affect valley fills, impoundments and other mining practices, including the selenium discharge matters described above, the process of applying for new permits has become more time-consuming and complex, the review and approval process is taking longer, and in certain cases, new permits may not be issued.
     Comprehensive Environmental Response, Compensation and Liability Act (CERCLA)
     CERCLA and similar state laws create liability for investigation and remediation in response to releases of hazardous substances in the environment and for damages to natural resources. Under CERCLA and many similar state statutes, joint and several liability may be imposed on waste generators, site owners and operators and others regardless of fault. These regulations could require us to do some or all of the following: (i) remove or mitigate the effects on the environment at various sites from the disposal or release of certain substances; (ii) perform remediation work at such sites; and (iii) pay damages for loss of use and non-use values.
     Although waste substances generated by coal mining and processing are generally not regarded as hazardous substances for the purposes of CERCLA and similar legislation, and are generally covered by the Surface Mining Control and Reclamation Act, some products used by coal companies in operations, such as chemicals, and the disposal of these products are governed by CERCLA. Thus, coal mines currently or previously owned or operated by us, and sites to which we have sent waste materials, may be subject to liability under CERCLA and similar state laws. A predecessor of one of our subsidiaries has been named as a potentially responsible party at a third-party site, but given the large number of entities involved at the site and our anticipated share of expected cleanup costs, we believe that the ultimate liability, if any, will not be material to our financial condition and results of operations.
     Flood Litigation
     2001 Flood Litigation
     One of our subsidiaries, Catenary Coal Company, LLC (Catenary), has been named as a defendant, along with various other property owners, coal companies, timbering companies and oil and natural gas companies, in connection with alleged damages arising from flooding that occurred on July 8, 2001 in various watersheds, primarily located in southern West Virginia (referred to as the 2001 flood litigation). Pursuant to orders from the West Virginia Supreme Court of Appeals, the cases are being handled as mass litigation, and a panel of three judges was appointed to handle the matters that have been divided between the judges pursuant to the various watersheds.
     In December 2009, an agreement was reached to settle this litigation. These cases will be dismissed once the settlement is finalized and approved by the West Virginia Supreme Court of Appeals. Pursuant to the purchase and sale agreement related to Magnum, Arch Coal, Inc. (Arch) indemnifies us against claims arising from certain pending litigation proceedings, including the 2001 flood litigation, which will continue indefinitely. The failure of Arch to satisfy its indemnification obligations under the purchase agreement could have a material adverse effect on us.
     2004 Flood Litigation
     In 2006, Hobet and Catenary, two of our subsidiaries, were named as defendants along with various other property owners, coal companies, timbering companies and oil and natural gas companies, in lawsuits arising from flooding that occurred on May 30, 2004 in various watersheds, primarily located in southern West Virginia. This litigation is pending before two different judges in the Circuit Court of Logan County, West Virginia. In the first action, the plaintiffs have asserted that (i) Hobet failed to maintain an approved drainage control system for a pond on land near, on, and/or contiguous to the sites of flooding; and (ii) Hobet participated in the development of plans to grade, blast, and alter the land near, on, and/or contiguous to the sites of the flooding. Hobet has filed a motion to dismiss both claims based upon the assertion that insufficient facts have been stated to support the claims of the plaintiffs.
     In the second action, motions to dismiss have been filed, asserting that the allegations asserted by the plaintiffs are conclusory in nature and likely deficient as a matter of law. Most of the other defendants also filed motions to dismiss. Both actions were stayed during the pendency of the appeals to the West Virginia Supreme Court of Appeals in the 2001 flood litigation.
     The outcome of the West Virginia flood litigation is subject to numerous uncertainties. Based on our evaluation of the issues and their potential impact, the amount of any future loss cannot be reasonably estimated. However, based on current information, we believe this matter is likely to be resolved without a material adverse effect on our financial condition, results of operations and cash flows.

PATRIOT COAL CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS – (Continued)
     Other Litigation and Investigations
     Apogee has been sued, along with eight other defendants, including Monsanto Company, Pharmacia Corporation and Akzo Nobel Chemicals, Inc., by certain plaintiffs in state court in Putnam County, West Virginia. The lawsuits were filed in October 2007, but not served on Apogee until February 2008, and each of the 77 lawsuits are identical except for the named plaintiff. They each allege personal injury occasioned by exposure to dioxin generated by a plant owned and operated by certain of the other defendants during production of a chemical, 2,4,5-T, from 1949-1969. Apogee is alleged to be liable as the successor to the liabilities of a company that owned and/or controlled a dump site known as the Manila Creek landfill, which allegedly received and incinerated dioxin-contaminated waste from the plant. The lawsuits seek compensatory and punitive damages for personal injury. As of December 31, 2009, 44 of the original 77 lawsuits have been dismissed. In December 2009, Apogee was served with 165 additional lawsuits with the same allegations as the original 77 lawsuits. Under the terms of the governing lease, Monsanto has assumed the defense of these lawsuits and has agreed to indemnify Apogee for any related damages. The failure of Monsanto to satisfy its indemnification obligations under the lease could have a material adverse effect on us.
     We are a defendant in litigation involving Peabody’s negotiation and June 2005 sale of two properties previously owned by two of our subsidiaries. Environmental Liability Transfer, Inc. (ELT) and its subsidiaries commenced litigation against these subsidiaries in the Circuit Court of the City of St. Louis in the State of Missouri alleging, among other claims, fraudulent misrepresentation, fraudulent omission, breach of duty and breach of contract. Pursuant to the terms of the Separation Agreement, Plan of Reorganization and Distribution from the spin-off, Patriot and Peabody are treating the case as a joint action with joint representation and equal sharing of costs. Peabody and Patriot filed counterclaims against the plaintiffs in connection with the sales of both properties. Motions for summary judgment on the complaint and counterclaim have been filed by Peabody and Patriot and are pending. A trial date has been preliminarily set for October 2010. The claim filed is for $40 million in damages. We are unable to predict the likelihood of success of the plaintiffs’ claims, though we intend to vigorously defend ourselves against all claims.
     A predecessor of one of our subsidiaries operated the Eagle No. 2 mine located near Shawneetown, Illinois from 1969 until closure of the mine in July of 1993. In 1999, the State of Illinois brought a proceeding before the Illinois Pollution Control Board against the subsidiary alleging that groundwater contamination due to leaching from a coal waste pile at the mine site violated state standards. The subsidiary has developed a remediation plan with the State of Illinois and is in litigation with the Illinois Attorney General’s office with respect to its claim for a civil penalty of $1.3 million.
     One of our subsidiaries is a defendant in several related lawsuits filed in the Circuit Court of Boone County, West Virginia. As of December 31, 2009, there were 109 related lawsuits filed by approximately 267 plaintiffs. In addition to our subsidiary, the lawsuits name Peabody and other coal companies with mining operations in Boone County. The plaintiffs in each case allege contamination of their drinking water wells over a period in excess of 30 years from coal mining activities in Boone County, including underground coal slurry injection and coal slurry impoundments. The lawsuits seek property damages, personal injury damages and medical monitoring costs. Public water lines are being installed by the Boone County Public Service Commission, and all plaintiffs will have access to public water by April 2010. Pursuant to the terms of the Separation Agreement, Plan of Reorganization and Distribution from the spin-off, Patriot is indemnifying and defending Peabody in this litigation. In December 2009, we filed a third party complaint against our current and former insurance carriers seeking coverage for this litigation under the applicable insurance policies. The court has scheduled an early mediation in this case for the last week in March 2010, directing all plaintiffs, defendants and third party defendants to appear. A trial date has been set for May 2011. We are unable to predict the likelihood of success of the plaintiffs’ claims, though we intend to vigorously defend ourselves against all claims.
     In late January 2010, the U.S. Attorney’s office and the State of West Virginia began investigations relating to one or more of our employees making inaccurate entries in official mine records at our Federal No. 2 mine. We have undertaken an internal investigation into the matter and have terminated one employee and placed two other employees on administrative leave. We are cooperating with the relevant governmental authorities.
     The outcome of other litigation and the investigations is subject to numerous uncertainties. Based on our evaluation of the issues and their potential impact, the amount of any future loss cannot be reasonably estimated. However, based on current information, we believe these matters are likely to be resolved without a material adverse effect on our financial condition, results of operations and cash flows.

PATRIOT COAL CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS – (Continued)
(24) Segment Information
     We report our operations through two reportable operating segments, Appalachia and Illinois Basin. The Appalachia and Illinois Basin segments primarily consist of our mining operations in West Virginia and Kentucky, respectively. The principal business of the Appalachia segment is the mining, preparation and sale of thermal coal, sold primarily to electric utilities and metallurgical coal, sold to steel and coke producers. The principal business of the Illinois Basin segment is the mining, preparation and sale of thermal coal, sold primarily to electric utilities. For the twelve months ended December 31, 2009, 83% of our sales were to electricity generators and 17% to steel and coke producers. For the twelve months ended December 31, 2009 and 2008, our revenues attributable to foreign countries, based on where the product was shipped, were $322.2 million and $241.3 million, respectively. We utilize underground and surface mining methods and produce coal with high and medium Btu content. Our operations have relatively short shipping distances from the mine to most of our domestic utility customers and certain metallurgical coal customers. “Corporate and Other” includes selling and administrative expenses, net gain on disposal or exchange of assets and costs associated with past mining obligations.
     Our chief operating decision makers use Adjusted EBITDA as the primary measure of segment profit and loss. Adjusted EBITDA is defined as net income (loss) before deducting interest income and expense; income taxes; reclamation and remediation obligation expense; depreciation, depletion and amortization; restructuring and impairment charge; and net sales contract accretion. Net sales contract accretion represents contract accretion excluding back-to-back coal purchase and sales contracts. The contract accretion on the back-to-back coal purchase and sales contracts reflects the accretion related to certain coal purchase and sales contracts existing prior to July 23, 2008, whereby Magnum purchased coal from third parties to fulfill tonnage commitments on sales contracts. Because Segment Adjusted EBITDA is not calculated identically by all companies, our calculation may not be comparable to similarly titled measures of other companies.
     Operating segment results for the year ended December 31, 2009 were as follows:

		Illinois	Corporate
	Appalachia	Basin	and Other(1)	Consolidated
	(Dollars in thousands)
Revenues	$1,776,204	$269,079	$-	$2,045,283
Adjusted EBITDA	294,373	8,550	(192,178)	110,745
Additions to property, plant, equipment and mine development	69,931	7,437	895	78,263
Income from equity affiliates	398	-	-	398
     Operating segment results for the year ended December 31, 2008 were as follows:

		Illinois	Corporate
	Appalachia	Basin	and Other(1)	Consolidated
	(Dollars in thousands)
Revenues	$1,370,979	$283,643	$-	$1,654,622
Adjusted EBITDA	172,994	13,155	(141,911)	44,238
Additions to property, plant, equipment and mine development	109,428	8,823	3,137	121,388
Loss from equity affiliates	(915)	-	-	(915)

PATRIOT COAL CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS – (Continued)
     Operating segment results for the year ended December 31, 2007 were as follows:

		Illinois	Corporate
	Appalachia	Basin	and Other(1)	Consolidated
	(Dollars in thousands)
Revenues	$821,116	$252,246	$-	$1,073,362
Adjusted EBITDA	89,850	11,862	(101,281)	431
Additions to property, plant,
equipment and mine development	48,955	6,639	-	55,594
Income from equity affiliates	63	-	-	63
     (1) Corporate and Other results include the gains on disposal of assets discussed in Note 8.
     A reconciliation of Adjusted EBITDA to net income (loss) follows:

	Year Ended December 31,
	2009	2008	2007
	(Dollars in thousands)

Consolidated Adjusted EBITDA	$110,745	$44,238	$431
Depreciation, depletion and amortization	(205,339)	(125,356)	(85,640)
Sales contract accretion, net	298,572	249,522	-
Reclamation and remediation obligation expense	(35,116)	(19,260)	(20,144)
Restructuring and impairment	(20,157)	-	-
Interest expense	(38,108)	(23,648)	(8,337)
Interest income	16,646	17,232	11,543

Net income (loss)	$127,243	$142,728	$(102,147)

(25) Stockholders’ Equity
     Common Stock
     On October 31, 2007, the spin-off of Patriot from Peabody was completed and holders of Peabody common stock received a dividend of one share of Patriot common stock for each ten shares of Peabody common stock that they owned. Patriot has 100 million authorized shares of $0.01 par value common stock. Each share of common stock is entitled to one vote in the election of directors and all other matters submitted to stockholder vote. Except as otherwise required by law or provided in any resolution adopted by the Board of Directors with respect to any series of preferred stock, the holders of common stock will possess all voting power. The holders of common stock do not have cumulative voting rights. In general, all matters submitted to a meeting of stockholders, other than as described below, shall be decided by vote of a majority of the shares of Patriot’s common stock. Directors are elected by a plurality of the shares of Patriot’s common stock.
     Subject to preferences that may be applicable to any series of preferred stock, the owners of Patriot’s common stock may receive dividends when declared by the Board of Directors. Common stockholders will share equally in the distribution of all assets remaining after payment to creditors and preferred stockholders upon liquidation, dissolution or winding up of the Company, whether voluntarily or not. The common stock will have no preemptive or similar rights.
     Effective August 11, 2008, we implemented a 2-for-1 stock split on all shares of our common stock. All share and per share amounts in these consolidated financial statements and related notes reflect the stock split.
     On June 16, 2009, we completed a public offering of 12 million shares of our common stock in a registered public offering under our shelf registration at $7.90 per share.

PATRIOT COAL CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS – (Continued)
     The following table summarizes common share activity from October 31, 2007 to December 31, 2009:

Shares
Outstanding

October 31, 2007	53,141,880
Stock grants to employees	375,656

December 31, 2007	53,517,536
Stock grants to employees	5,697
Employee stock purchases	56,654
Shares issued to Magnum shareholders	23,803,312

December 31, 2008	77,383,199
Stock grants to employees	553,428
Employee stock purchases	370,583
Shares issued in equity offering	12,000,000
Stock options exercised	12,729

December 31, 2009	90,319,939

     Preferred Stock
     In addition to the common stock, the Board of Directors is authorized to issue up to 10 million shares of $0.01 par value preferred stock. The authorized preferred shares include 1,000,000 shares of Series A Junior Participating Preferred Stock. Our certificate of incorporation authorizes the Board of Directors, without the approval of the stockholders, to fix the designation, powers, preferences and rights of one or more series of preferred stock, which may be greater than those of the common stock. We believe that the ability of the Board to issue one or more series of preferred stock will provide us with flexibility in structuring possible future financings and acquisitions and in meeting other corporate needs that might arise. The issuance of shares of preferred stock, or the issuance of rights to purchase shares of preferred stock, could be used to discourage an unsolicited acquisition proposal. There were no outstanding shares of preferred stock as of December 31, 2009.
     Preferred Share Purchase Rights Plan and Series A Junior Participating Preferred Stock
     The Board of Directors adopted a stockholders rights plan pursuant to the Rights Agreement with American Stock Transfer & Trust Company (the Rights Agreement). In connection with the Rights Agreement, on October 31, 2007, we filed the Certificate of Designations of Series A Junior Participating Preferred Stock (the Certificate of Designations) with the Secretary of State of the State of Delaware. Pursuant to the Certificate of Designations, we designated 1,000,000 shares of preferred stock as Series A Junior Participating Preferred Stock having the designations, rights, preferences and limitations set forth in the Rights Agreement. Each preferred share purchase right represents the right to purchase one-half of one-hundredth of a share of Series A Junior Participating Preferred Stock.
     The rights have certain anti-takeover effects. If the rights become exercisable, the rights will cause substantial dilution to a person or group that attempts to acquire Patriot on terms not approved by the Board of Directors, except pursuant to any offer conditioned on a substantial number of rights being acquired. The rights should not interfere with any merger or other business combination approved by the Board since the rights may be redeemed by Patriot at a nominal price prior to the time that a person or group has acquired beneficial ownership of 15% or more of common stock. Thus, the rights are intended to encourage persons who may seek to acquire control of Patriot to initiate such an acquisition through negotiations with the Board. However, the effect of the rights may be to discourage a third party from making a partial tender offer or otherwise attempting to obtain a substantial equity position in our equity securities or seeking to obtain control of Patriot. To the extent any potential acquirers are deterred by the rights, the rights may have the effect of preserving incumbent management in office. There were no outstanding shares of Series A Junior Participating Preferred Stock as of December 31, 2009.
     We have not paid cash dividends and do not anticipate that we will pay cash dividends on our common stock in the near term. The declaration and amount of future dividends, if any, will be determined by our Board of Directors and will be dependent upon covenant limitations in our credit facility and other debt agreements, our financial condition and future earnings, our capital, legal and regulatory requirements, and other factors the Board deems relevant.

PATRIOT COAL CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS – (Continued)
(26) Stock-Based Compensation
     We have one equity incentive plan for employees and eligible non-employee directors that allows for the issuance of share-based compensation in the form of restricted stock, incentive stock options, nonqualified stock options, stock appreciation rights, performance awards, restricted stock units and deferred stock units. Members of our Board of Directors are eligible for deferred stock unit grants at the date of their election and annually. This plan has 5.2 million shares of our common stock available for grant, with 0.8 million shares remaining available for grant as of December 31, 2009. Additionally, we have established an employee stock purchase plan that provides for the purchase of up to 1.0 million shares of our common stock, with 0.6 million shares available for grant as of December 31, 2009.
     Share-based compensation expense of $11.4 million and $7.3 million was recorded in “Selling and administrative expenses” in the consolidated statements of operations for the years ended December 31, 2009 and 2008, respectively, and $1.3 million and $0.6 million was recorded in “Operating costs and expenses” for the years ended December 31, 2009 and 2008, respectively. Share-based compensation expense included $0.9 million and $1.4 million related to awards from restricted stock and stock options granted by Peabody to Patriot employees prior to spin-off for the years ended December 31, 2009 and 2008, respectively. As of December 31, 2009, the total unrecognized compensation cost related to nonvested awards granted after the spin-off was $25.8 million, net of taxes, which is expected to be recognized over a weighted-average period of 3.3 years. As of December 31, 2009, the total unrecognized compensation cost related to nonvested awards granted by Peabody prior to the spin-off was $0.6 million, net of taxes, which is expected to be recognized through 2011.
     Restricted Stock
     We have restricted stock agreements in place for grants to employees and service providers of Patriot and our subsidiaries. Generally, these agreements provide that restricted stock issued will fully vest on the third anniversary of the date the restricted stock was granted to the employee or service provider. However, the restricted stock will fully vest sooner if a grantee terminates employment with or stops providing services to Patriot because of death or disability, or if a change in control occurs (as such term is defined in the Equity Plan).
     A summary of restricted stock award activity is as follows:

		Weighted
	Year Ended	Average
	December 31,	Grant-Date
	2009	Fair Value

Nonvested at January 1, 2009	381,353	$23.73
Granted	663,740	5.14
Forfeited	(109,889)	12.13
Vested	(1,092)	22.91

Nonvested at December 31, 2009	934,112	11.88

     Restricted Stock Units
     We have long-term incentive restricted stock unit agreements in place for grants to employees and service providers. These agreements grant restricted stock units that vest over time as well as restricted stock units that vest based upon our financial performance. In general, the restricted stock units that vest over time will be 50% vested on the fifth anniversary of the initial date of grant, 75% vested on the sixth such anniversary and 100% vested on the seventh such anniversary. However, the restricted stock units that vest over time will fully vest sooner if a grantee terminates employment with or stops providing services to Patriot because of death or disability, or if a change in control occurs (as such term is defined in the Equity Plan).
     In addition, we have deferred stock unit agreements in place for grants to non-employee directors of Patriot. These agreements provide that the deferred stock units will fully vest on the first anniversary of the date of grant, but only if the non-employee director served as a director for the entire one-year period between the date of grant and the first anniversary of the grant. However, the deferred stock units will fully vest sooner if a non-employee director ceases to be a Patriot director due to death or disability, or if a change in control occurs (as such term is defined in the Equity Plan). Any unvested deferred stock units will be forfeited if a non-employee director terminates service with Patriot for any reason other than death or disability prior to the first anniversary of the grant date. After vesting, the deferred stock units will be settled

PATRIOT COAL CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS – (Continued)
by issuing shares of Patriot common stock equal to the number of deferred stock units, and the settlement will occur upon the earlier of (i) the non-employee director’s termination of service as a director or (ii) the third anniversary of the grant date or a different date chosen by the non-employee director, provided the date was chosen by the non-employee director prior to January 1 of the year in which the director received the grant.
     A summary of restricted stock time-based units and deferred stock units award activity is as follows:

		Weighted
	Year Ended	Average
	December 31,	Grant-Date
	2009	Fair Value

Nonvested at January 1, 2009	506,375	$21.88
Granted	59,568	5.13
Forfeited	(50,756)	23.48
Vested	(1,894)	56.77

Nonvested at December 31, 2009	513,293	19.65

     As of December 31, 2009, there were 39,234 deferred stock units vested that had an aggregate intrinsic value of $0.6 million.
     Certain performance-based restricted stock units vest according to a formula described in the form of Extended Long-Term Incentive Restricted Stock Units Agreement, which is primarily based on our financial performance as measured by EBITDA, return on equity and leverage ratios. The achievement of the performance-based unit calculations is determined on December 31 following the fifth, sixth and seventh anniversaries of the initial grant date. We estimated the number of performance-based units that are expected to vest and utilized this amount in the calculation of the stock-based compensation expense related to these awards. Any changes to this estimate will impact stock-based compensation expense in the period the estimate is changed.
     We have also granted performance-based stock units that vest based on market conditions. The number of shares issued is dependent upon the change in our shareholder value over a three-year vesting period versus the change of various peers for that time period. The fair value of these awards was determined using a Monte Carlo simulation model, allowing us to factor in the probability of various outcomes. The weighted-average fair value of $7.48 was determined using a risk-free rate of 1.31%, an expected option life of 2.9 years, an expected dividend yield of zero, and volatilities that ranged from 67.43% to 122.28%.
     A summary of restricted stock performance units award activity is as follows:

		Weighted
	Year Ended	Average
	December 31,	Grant-Date
	2009	Fair Value

Nonvested at January 1, 2009	679,352	$23.47
Granted	378,800	7.48
Forfeited	(111,477)	18.49

Nonvested at December 31, 2009	946,675	18.01

     Long-Term Incentive Non-Qualified Stock Option
     We have long-term incentive non-qualified stock option agreements in place for grants to employees and service providers of Patriot. Generally, the agreements provide that any option awarded will become exercisable in three installments. Options granted in 2007 and 2008 will be 50% exercisable on the fifth anniversary of the November 2007 grant date, 75% exercisable on the sixth such anniversary and 100% exercisable on the seventh such anniversary. Options granted in 2009 are exercisable on a graded vesting schedule of 33.33% on each anniversary over a three year period. However, the option will become fully exercisable sooner if a grantee terminates employment with or stops providing services to Patriot because of death or disability, or if a change in control occurs (as such term is defined in the Equity Plan).

PATRIOT COAL CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS – (Continued)
The award will be forfeited if employment terminates for any other reason prior to the time the award becomes vested. No option can be exercised more than ten years after the date of grant, but the ability to exercise the option may terminate sooner upon the occurrence of certain events detailed in the Long-Term Incentive Non-Qualified Stock Option Agreement.
     A summary of non-qualified stock option outstanding activity is as follows:

				Weighted
		Weighted	Aggregate	Average
	Year Ended	Average	Intrinsic	Remaining
	December 31,	Grant-Date	Value	Contractual
	2009	Fair Value	(in millions)	Life

Nonvested at January 1, 2009	1,069,730	$23.66
Granted	757,600	5.13
Forfeited	(182,507)	17.24
Exercised	(12,729)	5.13	$0.1

Nonvested at December 31, 2009	1,632,094	15.92	$6.9	7.8

     We used the Black-Scholes option pricing model to determine the fair value of stock options. Determining the fair value of share-based awards requires judgment, including estimating the expected term that stock options will be outstanding prior to exercise and the associated volatility. We utilized U.S. Treasury yields as of the grant date for the risk-free interest rate assumption, matching the treasury yield terms to the expected life of the option. We utilized a peer historical “look-back” to develop the expected volatility. Expected option life assumptions were developed by taking the weighted average time to vest plus the weighted average holding period after vesting.

	Year Ended December 31,
	2009	2008	2007

Weighted-average fair value	$2.49	$30.10	$7.67
Risk-free interest rate	1.31%	3.55%	4.22%
Expected option life	2.87 years	6.69 years	6.69 years
Expected volatility	78.41%	47.61%	30.64%
Dividend yield	0%	0%	0%
     Employee Stock Purchase Plan
     Based on our employee stock purchase plan, eligible full-time and part-time employees are able to contribute up to 15% of their base compensation into this plan, subject to a fair market value limit of $25,000 per person per year as defined by the Internal Revenue Service (IRS). Effective January 1, 2008, employees are able to purchase Patriot common stock at a 15% discount to the lower of the fair market value of our common stock on the initial or final trading dates of each six-month offering period. Offering periods begin on January 1 and July 1 of each year. The fair value of the six-month “look-back” option in our employee stock purchase plan is estimated by adding the fair value of 0.15 of one share of stock to the fair value of 0.85 of an option on one share of stock. We issued 370,583 shares of common stock and recognized $1.1 million expense in “Selling and administrative expenses” and $0.1 million in “Operating costs and expenses” for the year ended December 31, 2009 related to our employee stock purchase plan. We issued 56,654 shares of common stock and recognized $0.7 million expense in “Selling and administrative expenses” and $0.1 million in “Operating costs and expenses” for the year ended December 31, 2008 related to our employee stock purchase plan. We issued no shares of common stock and recognized no expense for the year ended December 31, 2007 related to our employee stock purchase plan.

PATRIOT COAL CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS – (Continued)
(27) Summary Quarterly Financial Information (Unaudited)
     A summary of the unaudited quarterly results of operations for the years ended December 31, 2009 and 2008, is presented below. Patriot common stock is listed on the New York Stock Exchange under the symbol PCX.

	Year Ended December 31, 2009
	First	Second	Third	Fourth
	Quarter	Quarter	Quarter	Quarter
	(Dollars in thousands, except per share and stock price data)
Revenues	$528,936	$506,996	$506,189	$503,162
Operating profit	37,249	34,691	59,775	16,990
Net income	32,143	31,390	52,842	10,868
Basic earnings per share	$0.41	$0.39	$0.59	$0.12
Diluted earnings per share	$0.41	$0.39	$0.58	$0.12
Weighted average shares used in calculating basic earnings per share	77,906,152	79,940,308	90,277,301	90,322,074
Stock price - high and low prices	$9.00-$2.76	$10.90-$3.51	$14.12-$4.97	$17.24-$10.21

	Year Ended December 31, 2008
	First	Second	Third	Fourth
	Quarter	Quarter	Quarter	Quarter
	(Dollars in thousands, except per share and stock price data)
Revenues	$284,334	$339,680	$489,583	$541,025
Operating profit (loss)	(4,905)	16,917	72,394	64,738
Net income (loss)(1)	(3,066)	11,236	71,199	63,359
Basic earnings per share(1)	$(0.06)	$0.21	$0.99	$0.82
Diluted earnings per share(1)	$(0.06)	$0.21	$0.99	$0.82
Weighted average shares used in calculating basic earnings per share(1)	53,518,744	53,512,286	71,681,084	77,382,195
Stock price - high and low prices	$28.89-$16.14	$82.23-$23.13	$77.74-$24.09	$28.45-$5.24
(1) Net income, basic earnings per share and diluted earnings per share were adjusted to reflect the retrospective application of authoritative guidance adopted January 1, 2009. Net income and earnings per share were adjusted to reflect additional interest expense above the stated coupon rate of 3.25% on our Convertible Senior Notes issued in May 2008 based on the requirement to bifurcate the conversion feature of the debt. Additionally, restricted stock shares were included in the calculation of basic earnings per share as unvested participating securities in all four quarters.
(28) Subsequent Events
     On February 22, 2010, we announced that active mining operations at our Federal mine in northern West Virginia were temporarily suspended upon discovering potentially adverse atmospheric conditions on February 18, 2010, in an abandoned area of the mine. We are currently conducting additional testing and working with the U.S. Department of Labor, Mine Safety & Health Administration to develop a plan to address this issue so that active mining operations can resume, the timing of which is currently uncertain. The Federal mine complex historically accounts for between 10% and 20% of our Segment Adjusted EBITDA.
     We have performed a review of subsequent events through the date the financial statements were filed with the SEC.

PATRIOT COAL CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
(29) Supplemental Guarantor/Non-Guarantor Financial Information
     The following tables present condensed consolidating financial information for: (a) Patriot Coal Corporation (the “Parent”) on a stand-alone basis and (b) the guarantors under our shelf registration statement (“Guarantor Subsidiaries”) on a combined basis. Each Guarantor Subsidiary is wholly-owned by Patriot Coal Corporation. Any guarantees will be from each of the Guarantor Subsidiaries and will be full, unconditional, joint and several. Accordingly, separate financial statements of the wholly-owned Guarantor Subsidiaries are not presented because the Guarantor Subsidiaries will be jointly, severally and unconditionally liable under the guarantees, and we believe that separate financial statements and other disclosures regarding the Guarantor Subsidiaries are not material to potential investors.
     The statements of operations and cash flows for the twelve months ended December 31, 2007 primarily relate to our historical results prior to the spin-off from Peabody. Therefore, the Parent Company amounts only reflect activity for the two-month period from the spin-off date of October 31, 2007 to December 31, 2007.

PATRIOT COAL CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
SUPPLEMENTAL CONDENSED CONSOLIDATING STATEMENTS OF OPERATIONS

	Year Ended December 31, 2009
	Parent	Guarantor
	Company	Subsidiaries	Eliminations	Consolidated
		(Dollars in thousands)
Revenues
Sales	$—	$1,995,667	$—	$1,995,667
Other revenues	—	49,616	—	49,616

Total revenues	—	2,045,283	—	2,045,283
Costs and expenses
Operating costs and expenses	254	1,893,165	—	1,893,419
Income from equity affiliates	(206,492)	(398)	206,492	(398)
Depreciation, depletion and amortization	2,316	203,023	—	205,339
Reclamation and remediation obligation expense	—	35,116	—	35,116
Sales contract accretion	—	(298,572)	—	(298,572)
Restructuring and impairment charge	—	20,157	—	20,157
Selling and administrative expenses	47,334	1,398	—	48,732
Net gain on disposal or exchange of assets	—	(7,215)	—	(7,215)

Operating profit	156,588	198,609	(206,492)	148,705
Interest expense	29,415	8,693	—	38,108
Interest income	(70)	(16,576)	—	(16,646)

Net income	$127,243	$206,492	$(206,492)	$127,243

PATRIOT COAL CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
SUPPLEMENTAL CONDENSED CONSOLIDATING STATEMENTS OF OPERATIONS

	Year Ended December 31, 2008
	Parent	Guarantor
	Company	Subsidiaries	Eliminations	Consolidated
		(Dollars in thousands)
Revenues
Sales	$—	$1,630,873	$—	$1,630,873
Other revenues	—	23,749	—	23,749

Total revenues	—	1,654,622	—	1,654,622
Costs and expenses
Operating costs and expenses	310	1,607,436	—	1,607,746
(Income) loss from equity affiliates	(202,668)	915	202,668	915
Depreciation, depletion and amortization	3,267	122,089	—	125,356
Reclamation and remediation obligation expense	—	19,260	—	19,260
Sales contract accretion	—	(279,402)	—	(279,402)
Selling and administrative expenses	35,585	3,022	—	38,607
Net gain on disposal or exchange of assets	—	(7,004)	—	(7,004)

Operating profit	163,506	188,306	(202,668)	149,144
Interest expense	21,349	2,299	—	23,648
Interest income	(571)	(16,661)	—	(17,232)

Net income	$142,728	$202,668	$(202,668)	$142,728

PATRIOT COAL CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
SUPPLEMENTAL CONDENSED CONSOLIDATING STATEMENTS OF OPERATIONS

	Year Ended December 31, 2007
	Parent	Guarantor
	Company	Subsidiaries	Eliminations	Consolidated
		(Dollars in thousands)
Revenues
Sales	$—	$1,069,316	$—	$1,069,316
Other revenues	—	4,046	—	4,046

Total revenues	—	1,073,362	—	1,073,362
Costs and expenses
Operating costs and expenses	—	1,109,315	—	1,109,315
(Income) loss from equity affiliates	24,209	(63)	(24,209)	(63)
Depreciation, depletion and amortization	415	85,225	—	85,640
Reclamation and remediation obligation expense	—	20,144	—	20,144
Selling and administrative expenses	7,820	37,317	—	45,137
Net gain on disposal or exchange of assets	—	(81,458)	—	(81,458)

Operating loss	(32,444)	(97,118)	24,209	(105,353)
Interest expense	1,166	7,302	(131)	8,337
Interest income	(247)	(11,427)	131	(11,543)

Net loss	(33,363)	(92,993)	24,209	(102,147)
Net income attributable to noncontrolling interest	—	4,721	—	4,721

Net loss attributable to Patriot	(33,363)	(97,714)	24,209	(106,868)
Effect of noncontrolling interest purchase arrangement	—	(15,667)	—	(15,667)

Net loss attributable to common stockholders	$(33,363)	$(113,381)	$24,209	$(122,535)

PATRIOT COAL CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
SUPPLEMENTAL CONDENSED CONSOLIDATING BALANCE SHEETS

	December 31, 2009
	Parent	Guarantor
	Company	Subsidiaries	Eliminations	Consolidated
		(Dollars in thousands)
ASSETS
Current assets
Cash and cash equivalents	$26,574	$524	$—	$27,098
Accounts receivable and other, net	—	188,897	—	188,897
Inventories	—	81,188	—	81,188
Prepaid expenses and other current assets	2,696	11,670	—	14,366

Total current assets	29,270	282,279	—	311,549
Property, plant, equipment and mine development
Land and coal interests	—	2,864,225	—	2,864,225
Buildings and improvements	1,737	394,712	—	396,449
Machinery and equipment	16,314	615,301	—	631,615
Less accumulated depreciation, depletion and amortization	(12,045)	(718,990)	—	(731,035)

Property, plant, equipment and mine development, net	6,006	3,155,248	—	3,161,254
Notes receivable	—	109,137	—	109,137
Investments, intercompany and other assets	1,340,392	(160,764)	(1,143,405)	36,223

Total assets	$1,375,668	$3,385,900	$(1,143,405)	$3,618,163

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities
Current portion of debt	$—	$8,042	$—	$8,042
Trade accounts payable and accrued expenses	20,083	386,268	—	406,351
Below market sales contracts acquired	—	150,441	—	150,441

Total current liabilities	20,083	544,751	—	564,834
Long-term debt, less current maturities	167,501	30,450	—	197,951
Asset retirement obligations	—	244,518	—	244,518
Workers’ compensation obligations	—	193,719	—	193,719
Accrued postretirement benefit costs	564	1,169,417	—	1,169,981
Obligation to industry fund	—	42,197	—	42,197
Below market sales contracts acquired, noncurrent	—	156,120	—	156,120
Other noncurrent liabilities	1,536	111,813	—	113,349

Total liabilities	189,684	2,492,985	—	2,682,669
Stockholders’ equity	1,185,984	892,915	(1,143,405)	935,494

Total liabilities and stockholders’ equity	$1,375,668	$3,385,900	$(1,143,405)	$3,618,163

PATRIOT COAL CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
SUPPLEMENTAL CONDENSED CONSOLIDATING BALANCE SHEETS

	December 31, 2008
	Parent	Guarantor
	Company	Subsidiaries	Eliminations	Consolidated
		(Dollars in thousands)
ASSETS
Current assets
Cash and cash equivalents	$1,957	$915	$—	$2,872
Accounts receivable and other, net	728	162,828	—	163,556
Inventories	—	80,953	—	80,953
Prepaid expenses and other current assets	865	20,207	—	21,072

Total current assets	3,550	264,903	—	268,453
Property, plant, equipment and mine development
Land and coal interests	—	2,652,224	—	2,652,224
Buildings and improvements	1,737	388,382	—	390,119
Machinery and equipment	15,418	643,281	—	658,699
Less accumulated depreciation, depletion and amortization	(9,729)	(530,637)	—	(540,366)

Property, plant, equipment and mine development, net	7,426	3,153,250	—	3,160,676
Notes receivable	—	131,066	—	131,066
Investments, intercompany and other assets	1,139,382	(140,345)	(936,912)	62,125

Total assets	$1,150,358	$3,408,874	$(936,912)	$3,622,320

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities
Current portion of debt	$23,000	$5,170	$—	$28,170
Trade accounts payable and accrued expenses	19,429	394,361	—	413,790
Below market sales contracts acquired	—	324,407	—	324,407

Total current liabilities	42,429	723,938	—	766,367
Long-term debt, less current maturities	159,637	16,486	—	176,123
Asset retirement obligations	—	224,180	—	224,180
Workers’ compensation obligations	—	188,180	—	188,180
Accrued postretirement benefit costs	74	1,003,180	—	1,003,254
Obligation to industry fund	—	42,571	—	42,571
Below market sales contracts acquired, noncurrent	—	316,707	—	316,707
Other noncurrent liabilities	5,236	59,521	—	64,757

Total liabilities	207,376	2,574,763	—	2,782,139
Stockholders’ equity	942,982	834,111	(936,912)	840,181

Total liabilities and stockholders’ equity	$1,150,358	$3,408,874	$(936,912)	$3,622,320

PATRIOT COAL CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
SUPPLEMENTAL CONDENSED CONSOLIDATING STATEMENTS OF CASH FLOWS

	Year Ended December 31, 2009
	Parent	Guarantor
	Company	Subsidiaries	Eliminations	Consolidated
		(Dollars in thousands)
Cash Flows From Operating Activities
Net cash provided by (used in) operating activities	$(45,370)	$84,981	$—	$39,611

Cash Flows From Investing Activities
Additions to property, plant, equipment and mine development	(896)	(77,367)	—	(78,263)
Additions to advance mining royalties	—	(16,997)	—	(16,997)
Proceeds from disposal or exchange of assets	—	5,513	—	5,513
Proceeds from notes receivable	—	11,000	—	11,000
Other	—	1,154	—	1,154

Net cash used in investing activities	(896)	(76,697)	—	(77,593)

Cash Flows From Financing Activities
Proceeds from equity offering, net of costs	89,077	—	—	89,077
Long-term debt payments	—	(5,905)	—	(5,905)
Proceeds from employee stock purchases	2,036	—	—	2,036
Short-term debt payments	(23,000)	—	—	(23,000)
Intercompany transactions	2,770	(2,770)	—	—

Net cash provided by (used in) financing activities	70,883	(8,675)	—	62,208

Net increase (decrease) in cash and cash equivalents	24,617	(391)	—	24,226
Cash and cash equivalents at beginning of period	1,957	915	—	2,872

Cash and cash equivalents at end of period	$26,574	$524	$—	$27,098

PATRIOT COAL CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
SUPPLEMENTAL CONDENSED CONSOLIDATING STATEMENTS OF CASH FLOWS

	Year Ended December 31, 2008
	Parent	Guarantor
	Company	Subsidiaries	Eliminations	Consolidated
		(Dollars in thousands)
Cash Flows From Operating Activities
Net cash provided by (used in) operating activities	$(37,126)	$100,552	$—	$63,426

Cash Flows From Investing Activities
Additions to property, plant, equipment and mine development	(3,137)	(118,251)	—	(121,388)
Additions to advance mining royalties	—	(11,981)	—	(11,981)
Investment in joint ventures	—	(16,365)	—	(16,365)
Cash acquired in business combination	—	21,015	—	21,015
Acquisitions	—	(9,566)	—	(9,566)
Proceeds from disposal or exchange of assets	—	2,077	—	2,077
Other	—	(2,457)	—	(2,457)

Net cash used in investing activities	(3,137)	(135,528)	—	(138,665)

Cash Flows From Financing Activities
Long-term debt payments	—	(2,684)	—	(2,684)
Convertible notes proceeds	200,000	—	—	200,000
Termination of Magnum debt facility	—	(136,816)	—	(136,816)
Deferred financing costs	(10,906)	—	—	(10,906)
Common stock issuance fees	(1,468)	—	—	(1,468)
Proceeds from employee stock purchases	1,002	—	—	1,002
Short-term debt borrowings	23,000	—	—	23,000
Intercompany transactions	(174,902)	174,902	—	—

Net cash provided by financing activities	36,726	35,402	—	72,128

Net increase (decrease) in cash and cash equivalents	(3,537)	426	—	(3,111)
Cash and cash equivalents at beginning of period	5,494	489	—	5,983

Cash and cash equivalents at end of period	$1,957	$915	$—	$2,872

PATRIOT COAL CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
SUPPLEMENTAL CONDENSED CONSOLIDATING STATEMENTS OF CASH FLOWS

	Year Ended December 31, 2007
	Parent	Guarantor
	Company	Subsidiaries	Eliminations	Consolidated
		(Dollars in thousands)
Cash Flows From Operating Activities
Net cash provided by (used in) operating activities	$1,362	$(81,061)	$—	$(79,699)

Cash Flows From Investing Activities
Additions to property, plant, equipment and mine development	(5,021)	(50,573)	—	(55,594)
Additions to advance mining royalties	—	(3,964)	—	(3,964)
Acquisitions	—	(47,733)	—	(47,733)
Proceeds from disposal or exchange of assets	—	29,426	—	29,426
Net change in receivables from former affiliates	—	132,586	—	132,586

Net cash provided by (used in) investing activities	(5,021)	59,742	—	54,721

Cash Flows From Financing Activities
Long-term debt payments	—	(8,358)	—	(8,358)
Contribution from former parent	30,000	13,647	—	43,647
Deferred financing costs	(4,726)	—	—	(4,726)
Intercompany transactions	(16,121)	16,121	—	—

Net cash provided by financing activities	9,153	21,410	—	30,563

Net increase in cash and cash equivalents	5,494	91	—	5,585
Cash and cash equivalents at beginning of period	—	398	—	398

Cash and cash equivalents at end of period	$5,494	$489	$—	$5,983